Exhibit 10.31

CZK 990,000,000

and

CZK 685,000,000

CREDIT FACILITIES

dated 7 December 2006

for

FENIKA s.r.o.

and

CCS ČESKÁ SPOLEČNOST PRO PLATEBNÍ KARTY a.s.

arranged by

BANK AUSTRIA CREDITANSTALT AG

CMS Cameron McKenna v.o.s.

Karolíny Svetlé 25

110 00 Praha 1

Czech Republic

Tel: +420 296 798 111

Fax: +420 221 098 000

www.law-now.com

CONTENTS

1.	INTERPRETATION	1
2.	FACILITIES	14
3.	PURPOSE	14
4.	CONDITIONS PRECEDENT	14
5.	UTILISATION - LOANS	15
6.	REPAYMENT	16
7.	PREPAYMENT AND CANCELLATION	16
8.	INTEREST	20
9.	TERMS	22
10.	MARKET DISRUPTION	23
11.	TAXES	24
12.	INCREASED COSTS	26
13.	MITIGATION	27
14.	PAYMENTS	27
15.	GUARANTEE AND INDEMNITY	29
16.	REPRESENTATIONS AND WARRANTIES	31
17.	INFORMATION COVENANTS	36
18.	FINANCIAL COVENANTS	39
19.	GENERAL COVENANTS	42
20.	DEFAULT	51
21.	SECURITY	55
22.	THE ADMINISTRATIVE PARTIES	59
23.	EVIDENCE AND CALCULATIONS	64
24.	FEES	64
25.	INDEMNITIES AND BREAK COSTS	64
26.	EXPENSES	66
27.	AMENDMENTS AND WAIVERS	66
28.	CHANGES TO THE PARTIES	68
29.	DISCLOSURE OF INFORMATION	70
30.	SET-OFF	71
31.	PRO RATA SHARING	71
32.	NO PERSONAL LIABILITY	72
33.	SEVERABILITY	72
34.	COUNTERPARTS	73
35.	NOTICES	73
36.	LANGUAGE	75
37.	GOVERNING LAW	75
38.	ENFORCEMENT	76
SCHEDULE 1 ORIGINAL PARTIES		77
SCHEDULE 2 CONDITIONS PRECEDENT DOCUMENTS		78
SCHEDULE 3 FORM OF REQUEST		82
SCHEDULE 4 CALCULATION OF THE MANDATORY COST		83
SCHEDULE 5 FORM OF TRANSFER CERTIFICATE		85
SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE		87
SCHEDULE 7 RESERVATIONS		88
SCHEDULE 8 REPAYMENT SCHEDULE		93
SIGNATORIES		94

THIS AGREEMENT is dated 7 December 2006

BETWEEN:

(1)	FENIKA s.r.o., a company incorporated under the laws of the Czech Republic, whose registered office is at Praha 1, Jakubská 647/2, postal code 110 00, business identification number 271 54 068, registered with the Municipal court in Prague, Section C, Insert 100384 (the “Company”);

(2)	CCS ČESKÁ SPOLEČNOST PRO PLATEBNÍ KARTY a.s., a company incorporated under the laws of the Czech Republic, whose registered office is at Praha 8, Libeň, Chlumčanského 497/5, postal code 18000, business identification number 276 05 507, registered with the Municipal court in Prague, Section B, Insert 11154 (“CCS 2”);

(3)	FLEETCOR LUXEMBOURG HOLDING 3 S.à r.l. a société à responsabilité limitée (limited liability company), incorporated under the laws of the Grand Duchy of Luxembourg, with a share capital of EUR 125,000, having its registered office at 560A, rue de Neudorf, L-2220 Luxembourg, Grand Duchy of Luxembourg, in process of registration with the Luxembourg Registre de Commerce et des Sociétés (Trade and Companies Register) (the “Shareholder”);

(4)	BANK AUSTRIA CREDITANSTALT AG as mandated lead arranger (in this capacity the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (the “Original Lenders”);

(6)	BANK AUSTRIA CREDITANSTALT AG as facility agent (in this capacity the “Facility Agent”); and

(7)	HVB BANK CZECH REPUBLIC a.s. as security agent (in this capacity the “Security Agent”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Pledge Agreement” means the Czech law governed pledge agreement creating a pledge over the Prepayment Account and made between CCS 2 and the Security Agent.

“Acquisition” means the acquisition by the Company of 588 (five hundred and eighty eight) shares in CCS 2 in accordance with the Acquisition Documents.

“Acquisition Costs” means the Company’s costs incurred in connection with the Acquisition (being, the fees payable to the Administrative Parties referred to in Clause 24 (Fees) and the legal fees of the Arranger’s legal advisers, CMS Cameron McKenna v.o.s.).

“Acquisition Date” means the date that the Acquisition becomes effective in accordance with the Amended and Restated Share Purchase Agreement.

“Acquisition Documents” means:

(a)	the Amended and Restated Share Purchase Agreement; and

(b)	the Disclosure Letter,

and all transfers and other instruments made pursuant to any of them.

“Administrative Party” means an Arranger or an Agent.

“Affiliate” means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

“Agent” means the Facility Agent or the Security Agent.

“Amended and Restated Share Purchase Agreement” means the amended and restated share purchase agreement to be dated on or about Financial Close and made between the Sellers and the Company for the purchase of 100 per cent. of the shares in CCS 2.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one month after the date of this Agreement.

“Borrower” means the Facility A Borrower and/or the Facility B Borrower.

“Break Costs” means the amount (if any) which a Lender is entitled to receive under Clause 25.3 (Break Costs).

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in Vienna, Prague and London.

“CCS” means CCS Česká společnost pro platební karty a.s., registered number: 49240129, which ceased to exist on 4 October 2006.

“CCS Shares Pledge Agreement” means the Czech law governed pledge of 588 shares in CCS 2 between the Company as pledgor and the Security Agent as the pledgee entered into on the Acquisition Date, immediately after the transfer of these shares to the Company.

“CCS Slovakia” means CCS Slovenská spoločnos? pre platobné karty s.r.o., registered number: 35708182, with its registered seat at Prievozská 14/A, 821 09 Bratislava, Slovak Republic.

“Change of Control” has the meaning given to that expression in Clause 7.2 (Mandatory prepayment – change of control).

“Commitment” means a Facility A Commitment or a Facility B Commitment.

“Company Note” means the promissory note dated on or about the date of this Agreement and issued by the Company to the Shareholder.

“Company Note Assignment” means the Luxembourg law governed assignment by way of security of the rights of the Shareholder under the Company Note in favour the Security Agent.

“Company Participation Pledge Agreement” means a Czech law governed pledge of the participation in the Company owned by the Shareholder which corresponds to 100% of the registered capital of the Company entered into on the date of this Agreement between the Shareholder as pledgor and the Security Agent as pledgee.

“Competition Authority Consent” means the consent of the relevant authority referred to in clause 6.1(b) of the Amended and Restated Share Purchase Agreement.

“Compliance Certificate” means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

“Czech Commercial Code” means the Commercial Code, Act number 513/1991 of the collection of laws of the Czech Republic.

“Czech Koruna” and “CZK” mean the currency of the Czech Republic.

“Default” means:

(a)	an Event of Default; or

(b)	an event or circumstance which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

“Disclosure Letter” means the disclosure letter from the Sellers to FleetCor relating to the representations and warranties made in the Amended and Restated Share Purchase Agreement.

“Distribution Date” means the date on which the distribution referred to in paragraph (d) of Clause 19.21 (Distributions) occurs.

“Enterprise Pledge Agreement” means a Czech law governed pledge of enterprise (“zástava podniku”) to be entered into after the date of this Agreement but prior to the Acquisition Date between CCS 2 as pledgor and the Security Agent as the pledgee in the agreed form.

“Equity Subordination Agreement” means the equity subordination agreement dated on or about the date of this Agreement between CCS 2, the Company, the Shareholder, the Facility Agent and the Security Agent.

“Equity Support Guarantee” means the payment undertaking dated on or about the date of this Agreement and made between, amongst others, FleetCor, CCS 2 and the Facility Agent.

“Event of Default” means an event specified as such in Clause 20 (Default).

“Existing Creditors” means the Lenders (as defined in the Existing Facility Agreement).

“Existing Facility” means the credit facility made available to CCS 2 by the Existing Creditors under the Existing Facility Agreement.

“Existing Facility Agreement” means the CZK 1,505,000,000 credit facility dated 19 August 2005 and made between CCS 2 (as borrower) and, amongst others, Bank Austria Creditanstalt AG (as Facility Agent).

“Existing Shareholder Loan Agreement” means the CZK 556,000,000 loan agreement dated 10 October 2005 and made between CCS 2 (as borrower) and Mr. Fourteen (as the lender).

“Existing Shareholder Loan Amendment and Restatement Agreement” means the agreement made on or about Financial Close between CCS 2 and the Company amending and restating the terms of the Existing Shareholder Loan Agreement.

“Existing Shareholder Loan Agreement Assignment” means the assignment made on or about Financial Close between Mr Fourteen and the Company pursuant to which Mr Fourteen will assign all of its rights under the Existing Shareholder Loan Agreement to the Company.

“Facility” means Facility A or Facility B.

“Facility A” means the term loan facility made available to the Facility A Borrower under this Agreement as described in Clause 2.1 (Facility A).

“Facility A Borrower” means:

(a)	prior to the Permitted Merger, CCS 2; and

(b)	after the Permitted Merger, the Merged Company.

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility A Commitment” in Schedule 1 (Original Lender and its Commitment) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Margin” means:

b)	thereafter, 1.75 per cent. per annum as adjusted in accordance with Clause 8.3 (Margin Adjustments).

“Facility B” means the term loan facility made available to the Facility B Borrower under this Agreement as described in Clause 2.2 (Facility B).

“Facility B Borrower” means:

(a)	prior to the Permitted Merger, the Company; and

(b)	after the Permitted Merger, the Merged Company.

“Facility B Commitment” means:

(a)	in relation to the Original Lender, the amount set opposite its name under the heading “Facility B Commitment” in Schedule 1 (Original Lender and its Commitment) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means the loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Margin” means:

(a)	prior to the Merger Date, 2.9 per cent. per annum;

(b)	from the Merger Date to the date falling 12 months after Financial Close, 2.5 per cent. per annum; and

(c)	thereafter and, provided that, the Merger Date has occurred, 2.5 per cent per annum as adjusted in accordance with Clause 8.3 (Margin adjustments).

“Facility Office” means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

“Final Maturity Date” means:

(a)	in respect of Facility A the date falling seven years after Financial Close; and

(b)	in respect of Facility B the date falling eight years after Financial Close.

“Finance Document” means:

(a)	this Agreement;

(b)	the Equity Support Guarantee;

(c)	a Security Document;

(d)	a Fee Letter;

(e)	the Equity Subordination Agreement;

(f)	the Shareholder Loan Assignment;

(g)	a Transfer Certificate; or

(h)	any other document designated as such by the Facility Agent and the Borrowers.

“Finance Party” means a Lender or an Administrative Party.

“Financial Close” means the date on which the Facility Agent has received all documents and evidence set out in Schedule 2 in form and substance satisfactory to it.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	any agreement treated as a finance or capital lease in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the Borrower;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or financing the acquisition of that asset or the construction of that asset; or

(ii)	involves a period of more than six months before or after the date of acquisition or supply unless the payment is not an interest bearing payments and is made in the ordinary course of business,

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs,

but not, for the avoidance of doubt, Deposits Received.

“Financial Model” means the computer model agreed between the Borrower and the Facility Agent and delivered by the Company pursuant to Clause 4.1 (Conditions precedent documents).

“Fitch” means Fitch Ratings Limited or any successor to its rating business.

“FleetCor” means FleetCor Technologies, Inc. (registered under the laws of the State of Delaware, the United States of America whose registered office is c/o The Corporation Trust Company, Corporate Trust Centre, 1209 Orange Street, Wilmington, State of Delaware, United States of America).

“FleetCor Group” means FleetCor and its Subsidiaries.

“FleetCor Undertaken Amount” means:

(a)	prior to the Distribution Date, zero; and

(b)	at any time following the Distribution Date, the maximum amount payable by FleetCor under the Equity Support Guarantee, at that time.

“Guarantor” means the Company or the Shareholder.

“Group” means the Company and its Subsidiaries, CCS Slovakia and, prior to the Acquisition Date, CCS 2 and its Subsidiaries and CCS Slovakia.

“Holding Company” of any other person, means a company in respect of which that other person is a Subsidiary.

“Illiony” means Illiony s.r.o registered number: 27217385, which ceased to exist on 4 October 2006.

“Increased Cost” means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

“Information Package” means:

(a)	the Financial Model;

(b)	the paper prepared by Deloitte & Touche in respect of the structure of the Acquisition and Permitted Merger insofar as it relates to matters of fact but not law or opinion;

(c)	an overview of the transaction prepared by the Facility Agent;

(d)	an acknowledgement letter from the Borrower relating to the items referred to in paragraphs (a), (b) and (c) above;

(e)	the presentation prepared by FleetCor regarding CCS 2’s business and markets, FleetCor’s acquisition rationale and FleetCor’s strategy regarding CCS; and

(f)	a description of FleetCor’s financial position and activities,

each of which is delivered by the Borrower to the Facility Agent pursuant to Clause 19.22 (Syndication).

“Intellectual Property Rights” means:

(a)	any know-how, patent, trade mark, service mark, design, business name, domain name, topographical or similar right;

(b)	any copyright, data base or other intellectual property right; or

(c)	any interest (including by way of licence) in the above,

in each case whether registered or not, and includes any related application.

“Lender” means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement.

“Loan” means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

“Loan Note” means the loan note in CZK being the equivalent of USD 45,807,345.28 envisaged to be issued under the Amended and Restated Share Purchase Agreement.

“Loan Note Assignment” means the Luxembourg law governed assignment by way of security of the rights of the Shareholder under the Loan Note in favour of the Security Agent.

“Majority Lenders” means, at any time, Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66 2/ 3 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/ 3 per cent. or more of the Total Commitments; or

(c)

if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/ 3 per cent. or more of the Total Commitments immediately before the reduction.

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Calculation of the Mandatory Cost).

“Margin” means:

(a)	in respect of Facility A, the Facility A Margin; and

(b)	in respect of Facility B, the Facility B Margin.

“Material Adverse Effect” means a material adverse effect on:

(a)	the financial condition of any member of the Group (other than CCS Slovakia) or the Group as a whole;

(b)	the ability of any Obligor to perform its obligations under any Finance Document;

(c)	the validity or enforceability of any Finance Document; or

(d)	any right or remedy of a Finance Party in respect of a Finance Document.

“Merged Company” means the Company after it has become a universal legal successor of CCS 2 as a result of the Permitted Merger.

“Merger Date” means the date on which the decision of the Municipal Court in Prague on registration of the Permitted Merger pursuant to Clause 19.20 (Permitted Merger) into the commercial register becomes effective.

“Moody’s” means Moody’s Investors Service Limited or any successor to its rating business.

“Mr Fourteen” means Mister Fourteen S.À.R.L. with its registered office at 5, rue Aldringen, L-1118 Luxembourg, Grand Duchy of Luxembourg.

“Notarial Deed” means any notarial deed on agreement on direct enforcement of such notarial deed in accordance with relevant provisions of Czech law in relation to the Facility, or its part, to be entered into by the Security Agent, the Facility A Borrower and the Facility B Borrower in an agreed form.

“Obligor” means:

(a)	each Borrower;

(b)	the Shareholder; and

(c)	any member of the Group which is party to a Finance Document.

“Original Financial Statements” means the audited consolidated financial statements of CCS 2 (or as applicable, its predecessor companies) for the financial years ending on 31 December 2005 and its unaudited financial statements for the half-year ending on 30 June 2006 and the unaudited financial statements of the Company for the financial year ending 31 December 2005.

“Participating Member State” means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

“Party” means a party to this Agreement.

“Payment Support Loan” means any loan provided by FleetCor to CCS 2 in connection with the Equity Support Guarantee.

“Permitted Merger” means either:

(a)	the merger between the Company and CCS 2, where the Company is the surviving entity and in accordance with the Permitted Merger Documents (fúze sloučením as referred to in section 69a (1) of the Czech Commercial Code); or

(b)	the merger between the Company and CCS 2 where both the Company and CCS 2 are dissolving entities and will merge into a new limited liability company or a new joint stock company in accordance with the Permitted Merger Documents (fúze splynutím as referred to in section 69a (2) of the Czech Commercial Code).

“Permitted Merger Documents” means:

(a)	the merger agreement to be entered into between the Company and CCS 2;

(b)	the resolution of the Shareholder in its capacity as the sole shareholder of the Company to approve the Permitted Merger;

(c)	the resolutions of the Company in its capacity as shareholder of 100 per cent. of the shares in CCS 2 to approve the Permitted Merger; and

(d)	any other documents which may be required for the effecting and completing the Permitted Merger.

each in a form and substance satisfactory to the Facility Agent.

“PRIBOR” means for a Term of any Loan or overdue amount in Czech Koruna:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for Czech Koruna or the Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the Prague interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in Czech Koruna for a period comparable to that Term.

“Pro Rata Share” means:

(a)	for the purpose of determining a Lender’s share in a utilisation of a Facility, the proportion which its Commitment bears to the Total Commitments under that Facility; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

“Rate Fixing Day” means the second Business Day before the first day of a Term or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

“Receivables Assignment Agreement” means a Czech law governed security assignment of receivables to be entered into prior to the Acquisition Date between CCS 2 as security assignor and the Security Agent as the security assignee in the agreed form and any new receivables assignment agreement(s) envisaged to be executed in the future under the Receivables Assignment Agreement.

“Reference Banks” means HVB Bank Czech Republic, Československá obchodní banka and Komerční banka and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

“Repayment Date” means each date that a Repayment Instalment is due to be paid, as set out in the table in Schedule 8 (Repayment schedule).

“Repayment Instalment” means each instalment for repayment of the Facility A Loan.

“Repeating Representations” means at any time the representations and warranties which are then made or deemed to be repeated under Clause 16.25 (Times for making representations and warranties).

“Request” means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

“Reservations” has the meaning given to that term in Schedule 7 (Reservations).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

“Screen Rate” means the percentage rate per annum on page PRBO of the Reuters Monitor Money Rates Service. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Borrower and the Lenders) may specify another page or service displaying the appropriate rate.

“Security Document” means:

(a)	the Account Pledge Agreement;

(b)	any Notarial Deed;

(c)	the Company Participation Pledge Agreement;

(d)	the CCS Shares Pledge Agreement;

(e)	the Company Note Assignment;

(f)	the Loan Note Assignment;

(g)	the Shareholder Loan Assignment;

(h)	the Enterprise Pledge Agreement;

(i)	the Receivables Assignment Agreement; and

(j)	any other document evidencing or creating any guarantee or security over any asset of any Obligor to secure any obligation of any Obligor to a Finance Party under the Finance Documents.

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

“Sellers” means Mr Fourteen and Ishtara s.r.o.

“Shareholder Loan Assignment” means the English law governed assignment by way of security of the rights of the Company under the Existing Shareholder Loan Amendment and Restatement Agreement in favour the Security Agent.

“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership or is otherwise controlled (or deemed to be controlled under section 66a of the Czech Commercial Code and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise, including pursuant to section 66a of the Czech Commercial Code.

“Syndication Date” means the earlier of six months after the date of this Agreement and the date that the Facility Agent notifies the Borrower that the primary syndication process is complete or that the aggregate Commitment of the Original Lender is 50% of the Total Commitments.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by an Obligor in respect of Tax under any Finance Document.

“Term” means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being at the date of this Agreement CZK 1,675,000,000.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being at the date of this Agreement CZK 990,000,000.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being at the date of this Agreement CZK 685,000,000.

“Transaction Document” means:

(a)	the Finance Documents;

(b)	the Company Note;

(c)	the Acquisition Documents; and

(d)	the Permitted Merger Documents.

“Transfer Certificate” means a certificate, substantially in the form of Schedule 5 (i) in each case with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Borrower.

“U.K.” means the United Kingdom.

“Utilisation Date” means the date on which the Facility is utilised.

1.2	Construction

(a)	The following definitions have the meanings given to them in Clause 18 (Financial covenants):

(i)	Cash and Substitutes;

(ii)	Adjusted Consolidated EBITDA;

(iii)	Interest Payable;

(iv)	Interest Receivable;

(v)	Total Senior Borrowings;

(vi)	Debt Service;

(vii)	Deposits Paid;

(viii)	Deposits Received;

(ix)	Equity;

(x)	Measurement Period; and

(xi)	Total Assets.

(b)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an “amendment” includes a supplement, novation, restatement or re-enactment and “amended” will be construed accordingly;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	an “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	“disposal” means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)	“know your customer requirements” are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a “person” includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a Default being “outstanding” means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Transaction Document or other document includes (without prejudice to any prohibition on amendments) all amendments however fundamental to that Transaction Document or other document, including any amendment providing for any increase in the amount of a facility or any additional facility; and

(xv)	a time of day is a reference to Central European Time.

(c)	Unless the contrary intention appears, a reference to a “month” or “months” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(d)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document.

(e)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Borrower is outstanding under the Finance Documents.

(f)	The headings in this Agreement do not affect its interpretation.

1.3	Czech Terms

In this Agreement, where it relates to a Czech entity, a reference to “winding-up”, “administration or dissolution” includes bankruptcy, composition or any other insolvency proceeding applicable in the Czech Republic from time to time and any circumstance where insolvency is or may be imminent.

2.	FACILITIES

2.1	Facility A

Subject to the terms of this Agreement, the Lenders make available to CCS 2 a term loan facility in an aggregate amount equal to the Total Facility A Commitments.

2.2	Facility B

Subject to the terms of this Agreement, the Lenders make available to the Company a term loan facility in an aggregate amount equal to the Total Facility B Commitments.

2.3	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	PURPOSE

3.1	Facility A Loan

The Facility A Loan may only be used towards the refinancing of the Existing Facility.

3.2	Facility B Loan

The Facility B Loan may only be used towards financing the Acquisition, payment of financing fees and costs to the Administrative Parties, Original Lenders and their advisors and towards payment of the Acquisition Costs incurred by the Company.

3.3	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

The Request may not be given until the Facility Agent has received all of the documents and evidence set out in Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must notify the Borrowers and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in the Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default is outstanding or would result from the Loan.

5.	UTILISATION – LOANS

5.1	Giving of Requests

(a)	A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. two Business Days before the Rate Fixing Day for the proposed borrowing.

(c)	The Request is irrevocable and:

(i)	only one Request may be given in respect of Facility A; and

(ii)	only one Request may be given in respect of Facility B.

5.2	Completion of Request

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower and:

(i)	in the case of a Request relating to the utilisation of the Facility A Loan, the Borrower is the Facility A Borrower; and

(ii)	in the case of a Request relating to the Utilisation of the Facility B Loan, the Borrower is the Facility B Borrower;

(b)	it identifies the Facility the Loan applies to;

(c)	the Utilisation Date is a Business Day falling within the Availability Period;

(d)	the amount of the Loan requested is:

(i)	the maximum undrawn amount; or

(ii)	such other amount as the Facility Agent may agree;

available under the relevant Facility on the proposed Utilisation date; and

(e)	the proposed Term complies with this Agreement.

Only one Loan may be requested in a Request.

5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in the Loan if, as a result:

(i)	its share in the Loan would exceed its Commitment for that Facility; or

(ii)	the Loan would exceed the Total Commitments for that Facility.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Facility A Loan or Facility B Loan available to the Facility Agent for the Borrower through its Facility Office on the Utilisation Date.

6.	REPAYMENT

(a)	(i) Subject to sub-paragraph (ii) below, the Facility A Borrower must repay the Facility A Loan on each Repayment Date in accordance with the schedule set out in Schedule 8 (Repayment schedule).

(ii)	The Facility A Loan must be repaid in full on the Final Maturity Date in respect thereof.

(b)	The Facility B Borrower must repay the Facility B Loan in full on the Final Maturity Date in respect thereof.

7.	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment – illegality

(a)	A Lender must notify the Facility Agent and the Company promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above the Facility Agent must notify each Borrower and:

(i)	the Borrowers must repay or prepay the share of that Lender in each Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Term of that Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.2	Mandatory prepayment – change of control

(a)	For the purposes of this Clause:

“control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise and includes control and deemed control under Section 66a of the Czech Commercial Code.

(b)	Each Borrower must promptly notify the Facility Agent if:

(i)	FleetCor is not, directly or indirectly (through ownership via any of its Subsidiaries), the beneficial owner of 100% of the issued share capital of the Company and of CCS 2; or

(ii)	FleetCor does not, directly or indirectly, control the Company and CCS 2; or

(iii)	the Company is not the direct beneficial owner of 100% of the issued shares of CCS 2; or

(iv)	the Company does not control CCS 2;

(each a “Change of Control”).

(c)	Following notification under paragraph (b) above and if the Majority Lenders so require, the Facility Agent must, by notice to the Borrowers:

(i)	cancel the Total Commitments; and

(ii)	declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

7.3	Mandatory prepayment – no merger

(a)	The Borrowers must promptly notify the Facility Agent if the Merger Date does not occur by the first anniversary of the date of this Agreement for any reason.

(b)	After notification under paragraph (a)(i) or (ii) above the Facility Agent must notify the Borrowers and:

(i)	cancel the Total Commitments; and

(ii)	declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

7.4	Mandatory prepayment – disposals

(a)	General disposals: Subject to a paragraph (ii) below, the Borrowers must, following any disposal permitted under sub-paragraphs (b) (iii), (iv) or (vii) of Clause 19.6 (Disposals) (a “permitted disposal”),

(i)	(A)	if the permitted disposal occurs before the Merger Date, prepay an amount of the Facility A Loan equal to 50% of the proceeds of such permitted disposal on the last day of the current Term; or

(B)	if the permitted disposal occurs after the Merger Date, prepay an amount of the Facility A Loan and the Facility B Loan pro rata equal to 50% of the proceeds of such permitted disposal on the last day of the current Term.

(ii)	The obligation to prepay under paragraph (a) above, does not apply if, during the financial year in which the permitted disposal takes place, the aggregate amount of permitted disposals (including the permitted disposal in question) does not exceed CZK 10,000,000.

(b)	Disposal of the shares in CCS Slovakia: The Borrowers must, following the disposal of the shares of CCS Slovakia as permitted under sub-paragraph (b) (ix) of Clause 19.6 (Disposals) (the “Slovak disposal”):

(i)	if the Slovak disposal occurs before the Merger Date, prepay an amount of Facility A1 Loans equal to the greater of:

(A)	50% of the net proceeds of the Slovak disposal; or

(B)	CZK 100,000,000,

on the last day of the current Term; or

(ii)	if the Slovak disposal occurs after the Merger Date, prepay an amount of Facility A Loan and the Facility B Loan pro rata equal to greater of:

(A)	50% of the net proceeds of the Slovak disposal; or

(B)	CZK 100,000,000,

on the last day of the current Term.

7.5	Mandatory prepayment – Excess Cash Flow

(a)	In this Agreement, “Excess Cash Flow” means Adjusted Free Cash Flow minus Debt Service plus Received CCS Slovakia Dividends.

(b)	If the ratio of Total Senior Borrowings to Adjusted Consolidated EBITDA is equal to or greater than 2:5 to 1, an amount equal to 50 per cent. of Excess Cash Flow (the “Excess Cash Flow Amount”) as shown in the most recent financial statements delivered to the Facility Agent pursuant to paragraphs (a) (ii) and (b) (ii) of Clause 17.1 for:

(i)	the period commencing on the first day of the month following the date of this Agreement and ending on 31 December 2007; and

(ii)	thereafter, each subsequent period of 12 months,

(each a “Prepayment Calculation Period”) shall at the end of such Prepayment Calculation Period be applied as follows:

(A)	firstly, the relevant Excess Cash Flow Amount shall be paid into an account (the “Prepayment Account”) held by CCS 2 at the Security Agent and subject to the security created by the Security Documents (if such Security is permitted under Czech law); and

(B)	secondly, on the last day of the then current Term during which any deposit referred to in sub-paragraph (A) above, the relevant Excess Cash Flow Amount standing to the credit of the Prepayment Account shall be applied in and towards prepayment of any amounts under the Finance Documents which are outstanding on that date.

7.6	Voluntary prepayment

(a)	The Borrowers may, by giving not less than 5 Business Days’ prior notice to the Facility Agent, prepay any Loan on the last day of its current Term in whole or in part.

(b)	A prepayment of part of a Loan must be in a minimum amount of CZK 50,000,000 and an integral multiple of CZK 50,000,000.

7.7	Automatic cancellation

The unutilised amount of the Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

7.8	Voluntary cancellation

(a)	The Borrowers may, by giving not less than 10 Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

7.9	Right of repayment and cancellation of a single Lender

(a)	If a Borrower is, or will be, required to pay to a Lender:

(i)	a Tax Payment; or

(ii)	an Increased Cost,

the Borrower may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	that Borrower must repay or prepay that Lender’s share in each affected Loan utilised by it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Term for that Loan; or

(ii)	if earlier, the date specified by the relevant Borrower in its notification.

7.10	Partial prepayment of Loans

(a)	Any partial prepayment of a Loan will be applied:

(i)	prior the Merger Date, against the outstanding Facility A Loan only and then, only to the extent that the Facility A Loan has been prepaid in full, against the outstanding Facility B Loan; and

(ii)	after the Merger Date, pro rata against the outstanding Facility A Loan and the Facility B Loan and in respect of the Facility A Loan against the remaining Repayment Instalments relating to the Facility A Loan pro rata.

(b)	No amount of a Loan prepaid under this Agreement may subsequently be re-borrowed.

7.11	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs (if applicable).

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	PRIBOR; and

(c)	Mandatory Cost (if any).

8.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Borrower must pay accrued interest on each Loan made to it on the last day of each Term.

8.3	Margin adjustments

(a)	Subject to paragraph (b) below:

(i)	the Facility A Margin will be 1.75 per cent. per annum;

(ii)	(A)	prior to the Merger Date, the Facility B Margin will be 2.9 per cent. per annum; and

	(B)	from the Merger Date until the date falling 12 months after Financial Close, the Facility B Margin will be 2.5 per cent. per annum.

(b)	From:

(i)	in the case of the Facility A Margin, the date falling 12 months after Financial Close; and

(ii)	in the case of the Facility B Margin:

(A)	if the Merger Date has occurred, from the date falling 12 months after Financial Close; or

(B)	if the Merger Date has not occurred by date falling 12 months after Financial Close, from the Merger Date,

and provided that no Event of Default is outstanding, each Margin shall be adjusted by reference to the table below and the information set out in the most recent Compliance Certificate with effect from the commencement of each Term starting after the date of delivery of that Compliance Certificate:

Column 1 Ratio of Total Senior Borrowings to Adjusted EBITDA	Column 2 Facility A Margin (per cent. per annum)	Column 3 Facility B margin (per cent. per annum)
less than 1.5:1	0.95	2.00
less than 2.5:1 but greater than or equal to 1.5:1	1.15	2.00
less than 3.5.:1 but greater than or equal to 2.5:1	1.35	2.50
less than 4.0.:1 but greater than or equal to 3.5:1	1.60	2.50
greater than or equal to 4.0:1	1.75	2.50

(c)	If a Margin has been calculated on the basis of a Compliance Certificate but would have been higher if it had been based on the subsequent financial statements of the Borrower for the same periods as that to which the Compliance Certificate related the Margin will instead be calculated by reference to the subsequent financial statements of the Borrower. Any change will have effect from the Term starting after the end of the financial year or half-year to which the subsequent financial statements relate. If, in this event, any amount of interest has been paid by the Borrower on the basis of the Compliance Certificate, the Borrower must immediately pay to the Facility Agent any shortfall in the amount which would have been paid to the Lenders if the Margin had been calculated by reference to the subsequent financial statements for such period.

(d)	For the avoidance of doubt and subject to paragraph (e) (and if, at that time, a particular Margin is, pursuant to sub-paragraphs (b)(i) and (ii) above, eligible to be adjusted), if:

(i)	an Event of Default is outstanding, with effect from the time the Event of Default occurs and for so long as the Event of Default is outstanding; and

(ii)	a Compliance Certificate has not been delivered in accordance with Clause 17.3 (Compliance Certificate), with effect from the date the Compliance Certificate was due to be delivered until the Compliance Certificate is delivered, the Facility A Margin will be 1.75 per cent. per annum and the Facility B Margin will be 2.50 per cent per annum.

(e)	An adjustment to the Margin made in the circumstances set out in paragraph (d) shall take effect from the date that the relevant event occurs, unless such date is less than 5 days prior to the end of the Term, in which case such adjustment to the Margin shall take effect from the commencement of the following Term.

8.4	Interest on overdue amounts

(a)	If a Borrower fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

8.5	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.	TERMS

9.1	Selection

(a)	Each Loan has successive Terms.

(b)	A Borrower must select the first Term for a Loan requested by it in the Request (which may end on the same day as the current Term for any other Loan) and each subsequent Term in an irrevocable notice received by the Facility Agent not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term. Each Term for a Loan will start on its Utilisation Date or on the expiry of its preceding Term.

(c)	If a Borrower fails to select a Term for an outstanding Loan under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be three months.

(d)	Subject to paragraphs (b) above and (e) below and the following provisions of this Clause, each Term for a Loan will be one, three or six months as selected by the relevant Borrower.

(e)	Subject to the following provisions of this Clause, prior to the Syndication Date, each Term for a Loan will be one month.

9.2	Coincidence with Repayment Installment dates

If a Term for the Facility A Loan would otherwise overrun the date on which a Repayment Installment relating to that Loan should be made, it will be shortened so that it ends on the date that that Repayment Installment should be made.

9.3	No overrunning a Final Maturity Date

If a Term would otherwise overrun a Final Maturity Date, it will be shortened so that it ends on the applicable Final Maturity Date.

9.4	Other adjustments

The Facility Agent and the Borrower may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

9.5	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

10.	MARKET DISRUPTION

10.1	Failure of a Reference Bank to supply a rate

If PRIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon on a Rate Fixing Day, the applicable PRIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

10.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	PRIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 55 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of PRIBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Borrowers and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost (if any).

10.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Borrowers so requires, the Borrowers and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

11.	TAXES

11.1	General

In this Clause

“Qualifying Lender” means a Lender which:

(a)	has its registered seat or place of management in the Czech Republic;

(b)	has its registered seat and place of management outside the Czech Republic and is lending through its permanent establishment in the Czech Republic, income payments to which are exempt from any requirement to make any Tax Deduction imposed by an authority of the Czech Republic; or

(c)	is a Treaty Lender.

“Tax Credit” means a credit against any Tax or any relief or remission for Tax (or its repayment).

“Treaty Lender” means a Lender which, on the date a payment of interest falls due under this Agreement:

(a)	fulfils the conditions imposed by any double taxation agreement in force on that date to which the Czech Republic is a party for the payment to be made without Tax Deduction or is entitled under a double taxation agreement in force on that date (subject to the completion of any necessary procedural formalities) to fully reclaim any Tax Deduction; and

(b)	in each case is the beneficial owner of the interest payments under the Agreement, has its registered seat and place of management outside the Czech Republic and has no permanent establishment in the Czech Republic with which the payments under this Agreement are connected.

11.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If:

(i)	a Lender is not, or ceases to be, a Qualifying Lender; or

(ii)	an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	Except as provided below, an Obligor resident for tax purposes in the Czech Republic is not required to make an increased payment under paragraph (c) above to a Lender that is not, or has ceased to be, a Qualifying Lender in excess of the amount that the Obligor would have had to pay had the Lender been, or not ceased to be, a Qualifying Lender.

(e)	Paragraph (d) above will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority.

(f)	An Obligor resident for tax purposes in the Czech Republic is not required to make an increased payment to a Lender under paragraph (c) above if that Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the Tax Deduction would not have been required if the Lender had complied with its obligations under paragraph (i) below.

(g)	If an Obligor is required to make a Tax Deduction, it must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(h)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(i)	Each Lender must co-operate with each Obligor by using its reasonable endeavours to complete any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

11.3	Tax indemnity

(a)	Except as provided below, each Obligor must indemnify a Finance Party against any loss or liability which that Finance Party determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	Paragraph (a) above does not apply to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 11.2 (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under Clause 11.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 11.2 (Tax gross-up) applied.

(d)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Obligor of the event which will give, or has given, rise to the claim.

11.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	it has used and retained that Tax Credit,

the Finance Party must pay an amount to that Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

11.5	Stamp taxes

Each Borrower must pay and indemnify each Finance Party against any stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

11.6	Value added taxes

(a)	Any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

12.	INCREASED COSTS

12.1	Increased Costs

Except as provided below in this Clause, the Borrowers must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

12.2	Exceptions

No Borrower need make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause (such as the exception in paragraph (b) of Clause 11.3 (Tax indemnity)); or

(b)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation.

12.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Borrowers.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

13.	MITIGATION

13.1	Mitigation

(a)	Each Finance Party must, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrowers under the Finance Documents.

(c)	The Borrowers must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

13.2	Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

14.	PAYMENTS

14.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in Vienna, as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

14.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in that currency in the place for payment.

14.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for the Borrower in or towards payment (as soon as practicable after receipt) of any amount due from the Borrower under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

14.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under the Finance Documents is payable in Czech Korunas.

14.5	No set-off or counterclaim

All payments made by a Borrower under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

14.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.7	Partial payments

(a)	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Borrowers under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by any Borrower.

14.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

15.	GUARANTEE AND INDEMNITY

15.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

15.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part. This guarantee will terminate following the full payment of all sums due by any Obligor under the Finance Documents to the Finance Parties.

15.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

15.4	Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

15.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

15.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause.

15.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor; to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(b)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

15.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

15.9	Limitations

(a)	This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor.

(b)	The guarantee of the Company pursuant to the Clause 19 (Guarantee and Indemnity) of this Agreement shall not include any liability to the extent it would result in such guarantee infringing provisions of the Czech Commercial Code including, without limitation, the provisions of its Sections 120(2), 120(3), 161e(1) and/or 161f(1).

16.	REPRESENTATIONS AND WARRANTIES

16.1	Representations and warranties

The representations and warranties set out in this Clause are made by each Obligor to each Finance Party.

16.2	Status

(a)	The Company is a limited liability company, duly incorporated and validly existing under the laws of the Czech Republic.

(b)	CCS 2 is a joint stock company, duly incorporated and validly existing under the laws of the Czech Republic.

(c)	The Shareholder is a private limited liability company, duly incorporated and validly existing under the laws of Luxembourg.

(d)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

16.3	Powers and authority

Each Obligor has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and has the power to perform the transactions contemplated by those Finance Documents.

16.4	Legal validity

(a)	Subject to the Reservations and registration of each Security Document under applicable Czech laws, each Finance Document to which each Obligor is a party is its legally binding, valid and enforceable obligation.

(b)	Each Finance Document to which each Obligor is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

16.5	Non-conflict

The entry into and performance by an Obligor of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to that Obligor;

(b)	that Obligor’s or any of its Subsidiaries’ constitutional documents; or

(c)	any document which is binding upon that Obligor or any of its Subsidiaries or any of its or its Subsidiaries’ assets,

where such conflict may have a Material Adverse Effect.

16.6	No default

(a)	No Event of Default is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, any Finance Document; and

(b)	no other event is outstanding which constitutes a default under any document which is binding on an Obligor or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

16.7	Pari passu

Each Obligor’s payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

16.8	No breach of law

None of the Obligors or other members of the Group has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

16.9	Authorisations

(a)	Except for registration of each Security Document under the applicable Czech laws (or in the case of the Shareholder Loan Assignment, submission of a Form 395 at Companies House in respect thereof), all authorisations required by an Obligor in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect.

(b)	Except for the registration of each Security Document under applicable Czech laws (or in the case of the Shareholder Loan Assignment, submission of a Form 395 at Companies House in respect thereof) as of its execution and prior to the Acquisition Date any authorisations which are required as a condition precedent to the Amended and Restated Share Purchase Agreement, all material authorisations required by any member of the Group in connection with carrying on its business and with the transactions contemplated by, the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect.

16.10	Financial statements

The audited consolidated financial statements of each Borrower most recently delivered to the Facility Agent and, at the date of this Agreement, the Original Financial Statements:

(a)	have been prepared in accordance with Clause 17.2 (Form of financial statements); and

(b)	fairly represent its consolidated financial condition as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

16.11	No material adverse change

As at the date of this Agreement and on Financial Close, there has been no material adverse change in its consolidated financial condition of CCS 2 (or, as applicable, its predecessor companies) since 31 December 2005 (except for the merger resulting in the incorporation of CCS 2).

16.12	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

16.13	Insolvency

No Borrower is aware of any steps which have been taken or legal proceedings started or threatened against any Obligor or any member of the Group for its respective winding up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of its or any or all of its assets and revenues.

16.14	Information Package

(a)	The factual information contained in the Information Package was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	The financial projections contained in the Information Package have been prepared as at its date, on the basis of recent historical information and assumptions believed by the Borrower to be fair and reasonable.

(c)	Each expression of opinion, expectation, intention or policy contained in the Information Package was made after careful consideration and enquiry and is believed by the Borrowers to be fair and reasonable as at the date at which it is stated to be given and could be properly supported as at such date.

(d)	The Information Package did not omit as at its date any information which, if disclosed, would make the Information Package untrue or misleading in any material respect.

(e)	As at the date of this Agreement and the Syndication Date, nothing has occurred since the date of the Information Package which, if disclosed, would make the Information Package untrue or misleading in any material respect.

16.15	Business

(a)	The registered office of each member of the Group is also the place of that member of the Group’s central management operations; and each member of the Group is acting on its own behalf and not as agent or trustee on behalf of any other third party.

(b)	From the date of its incorporation until the Merger Date, the Facility B Borrower has not traded or carried on any business other than, from the date of this Agreement, as expressly contemplated by the Transaction Documents, the payment of fees and costs in relation to the Acquisition, the provisions of management services to CCS 2, and the employment (as necessary) of members of the management team of CCS 2.

16.16	Taxes on payments

As at the date of this Agreement, all amounts payable by an Obligor under the Finance Documents may be made without any Tax Deduction.

16.17	Stamp duties

As at the date of this Agreement, except for registration fees payable, where appropriate, to the relevant notary (in respect of the Security Documents) no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

16.18	Intellectual Property Rights

Each Borrower or another member of the Group:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property Rights which are material in the context of its business and which are required by it, or will own or license such rights when required by it, in order to carry on its business in all material respects as it is being conducted and as contemplated in the Business Plan;

(b)	has taken all formal or procedural actions (including payment of fees) required to maintain those Intellectual Property Rights;

(c)	none of those Intellectual Property Rights is being infringed, nor (to its knowledge) is there any threatened infringement of any of those Intellectual Property Rights, in any material respect; and

(d)	does not, in carrying on its business, infringe any Intellectual Property Rights of any third party in any respect which has a Material Adverse Effect.

16.19	Assets

(a)	Each Obligor is the sole legal and beneficial owner of the shares and other material assets which it pledges or purports to pledge under any Security Document.

(b)	It owns or has leased or licensed to it all material assets necessary, or will own, lease or license such material assets as necessary, to conduct its business as it is being or will be conducted.

16.20	Immunity

(a)	The entry into by each Obligor of each Finance Document constitutes, and the exercise by each Obligor of its respective rights and performance of its obligations under each Finance Document to which it is a party will constitute, private and commercial acts performed for private and commercial purposes; and

(b)	neither Obligor will be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

16.21	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the entry into of any Finance Document or the performance by an Obligor of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)	no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of any Finance Document.

16.22	Jurisdiction/governing law

(a)	Subject to the Reservations, its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation; and

(c)	any arbitral award will be recognised and enforceable in its jurisdiction of incorporation.

16.23	Acquisition Documents

(a)	To the best of its knowledge, as at the date of this Agreement and on the Acquisition Date, no representation or warranty (as qualified by the Disclosure Letter ) given by any party in the Acquisition Documents is untrue or misleading in any material respect.

(b)	The Acquisition Documents contain all the terms of the Acquisition and the transactions referred to in the Acquisition Documents.

16.24	Financial Indebtedness and Security Interests

(a)	No member of the Group has any Financial Indebtedness outstanding which is not permitted by the terms of this Agreement.

(b)	No Security Interest exists over the whole or any part of the assets of any member of the Group and no member of the Group is under any obligation to create any Security Interest except for those permitted under Clause 19.5 (Negative pledge).

16.25	Times for making representations and warranties

(a)	The representations and warranties set out in this Clause are made by each Obligor on the date of this Agreement.

(b)	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty is deemed to be repeated by each Borrower on the date of each Request and the first day of each Term.

(c)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

17.	INFORMATION COVENANTS

17.1	Financial statements

(a)	Each Borrower must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	its unconsolidated and audited consolidated financial statements for each of its financial years; and

(ii)	its interim consolidated and unconsolidated financial statements for each quarter of its financial years.

(b)	Each Borrower must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	the unconsolidated and audited consolidated financial statements of each of its Subsidiaries for each of its Subsidiaries’ financial years; and

(ii)	the interim consolidated and unconsolidated financial statements of each of its Subsidiaries for each quarter of each of its Subsidiaries’ financial years.

For the purpose of this paragraph (b), the term “Subsidiary” shall be construed so as to include CCS Slovakia.

(c)	All financial statements referred to in paragraph (a) and (b) above must be supplied as soon as they are available and:

(i)	in the case of audited consolidated financial statements within 120 days; and

(ii)	in the case of interim consolidated financial statements for each quarter within 45 days.

of the end of the relevant financial period.

17.2	Form of financial statements

(a)	Each Borrower must ensure that each set of financial statements supplied under this Agreement, including the Original Financial Statements:

(i)	are (with the exception of the Original Financial Statements of the Company, which are prepared in accordance with the Czech accounting standards) prepared in accordance with International Financial Reporting Standards; and

(ii)	gives (if audited) a true and fair view of, or (if unaudited) fairly represents, its financial condition (consolidated or otherwise) as at the date to which those financial statements were drawn up.

(b)	Each Borrower must notify the Facility Agent of any change to the manner in which its audited consolidated financial statements are prepared.

(c)	If requested by the Facility Agent, a Borrower must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.

(d)	If requested by the Facility Agent, a Borrower must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the relevant Borrower and the Lenders in the same position as they would have been in if the change had not happened. Any agreement between any Borrower and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.

(e)	If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, a Borrower must supply with each set of its financial statements another set of its financial statements prepared on the same basis as the Original Financial Statements.

17.3	Compliance Certificate

(a)	Each Borrower must supply to the Facility Agent a Compliance Certificate with each set of its financial statements sent to the Facility Agent under paragraph (a) of Clause 17.1 (Financial Statements).

(b)	A Compliance Certificate must be signed by at least one director of the relevant Borrower.

17.4	Information - miscellaneous

(a)	General: Each Borrower must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(i)	copies of all documents despatched by the Borrower to its creditors generally or any class of them at the same time as they are despatched;

(ii)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which have or might, if adversely determined, have a Material Adverse Effect; and

(iii)	promptly on request, such further information regarding the financial condition and operations of the Group as any Finance Party through the Facility Agent may reasonably request.

(b)	Customer Deposit Reports: Commencing from (and including) the month in which the Distribution Date occurs, within five Business Days of the last day of each month, the Borrowers will provide the Facility Agent with a report (a “Customer Deposit Report”) setting out for that month:

(i)	the average amount of Deposits Received during the month to which that Customer Deposit Report relates;

(ii)	the average amount of Cash and Substitutes of CCS 2 during the month to which that Customer Deposit Report relates; and

(iii)	the ratio of the average amount of Cash and Substitutes to the average amount of Deposits Received.

The average amount of Cash and Substitutes referred to above shall be calculated from the daily balances of Cash and Substitutes and the Customer Deposit Report shall show for each working day in the month the amount of Cash and Substitutes. The average amount of Cash and Substitutes shall be calculated by adding the daily balances of Cash and Substitutes for each working day in a month and then dividing that figure by the number of working days in that month. The average amount of Deposits Received shall be calculated by averaging the amount of Deposits Received on the last day of the month to which the Customer Deposits Report relates and the amount of Deposits Received on the last day of the preceding month. The Customer Deposit Reports shall set out the details of the calculations. If there is a manifest error in the figures set out in a Customer Deposit Report, the Borrowers shall correct such error promptly upon being notified of it by the Facility Agent or becoming aware of the error themselves. In this paragraph (b), the term “working day” means a day (other than a Saturday or Sunday) on which the Borrowers are open for general business.

17.5	Notification of Default

Each Borrower must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

17.6	Year end

No Borrower may change its financial year end.

17.7	Know your customer requirements

(a)	Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

17.8	Use of websites

(a)	Except as provided below, the Borrowers may deliver any information under this Agreement to the Facility Agent by posting it on to an electronic website if:

(i)	the Facility Agent and the Lenders agree;

(ii)	the Borrowers and the Facility Agent designate an electronic website for this purpose;

(iii)	the Borrowers notify the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Borrowers and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b)	Notwithstanding the above, the Borrowers must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender not agreeing to receive information via the website; and

(ii)	within ten Business Days of request any other Lender, if that Lender so requests.

(c)	The Borrowers must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

(d)	If the circumstances in sub-paragraph (c)(i) or (ii) above occur, the Borrowers must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

18.	FINANCIAL COVENANTS

18.1	Definitions

In this Clause:

“Adjusted EBITDA” means the net pre-taxation profits of the Financial Group for a Measurement Period adjusted by:

(a)	to the extent that they are reflected in the net pre-taxation profits of the Financial Group:

(i)	deducting the net pre-taxation profits attributable to CCS Slovakia; and

(ii)	deducting back dividends paid to the Financial Group by CCS Slovakia (“Received CCS Slovakia Dividends”);

(b)	adding back Interest Payable;

(c)	deducting Interest Receivable;

(d)	deducting any extraordinary income for the Financial Group;

(e)	adding back any extraordinary expense for the Financial Group; and

(f)	adding back depreciation and amortisation (including amortisation of goodwill) for the Financial Group,

with, prior to the Merger Date, appropriate consolidation adjustments in order to combine both Borrowers. The Adjusted EBITDA shall reflect the financial position of the Financial Group only and shall not include the financial performance of CCS Slovakia. Following the Merger Date, the Adjusted EBITDA shall reflect the unconsolidated position of the Merged Company.

“Adjusted Free Cash Flow” means, in relation to the Financial Group, Adjusted EBITDA, plus or minus changes in working capital of the Financial Group, less capital expenditure of the Financial Group.

“Cash and Substitutes” means, at any time:

(a)	cash in hand or on deposit with any acceptable bank;

(b)	certificates of deposit, maturing within 180 days after the relevant date of calculation, issued by an acceptable bank; and

(c)	any investment in freely marketable obligations issued or guaranteed by the government of the Czech Republic, the United States of America, the U.K., any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating and not converting to any other security;

(d)	open market commercial paper not convertible to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued in the Czech Republic, the United States of America, the U.K., any member state of the European Economic Area or any Participating Member State;

(iii)	which has a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating;

(iv)	investments accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by S & P or Fitch or P-1 or higher by Moody’s and which invest substantially all their assets in securities of the types described in paragraphs (b) to (d) above; or

(v)	any other debt security approved by the Majority Lenders,

in each case, to which any Borrower is beneficially entitled at that time and which is capable of being applied against Total Senior Borrowings. For this purpose an “acceptable bank” is a commercial bank or trust company which has, or in respect of a Czech commercial bank or trust company who’s majority shareholder has, a rating of A or higher by S&P or Fitch or A2 or higher by Moody’s or a comparable rating from a nationally recognised credit rating agency for its long-term unsecured and non-credit enhanced debt obligations or has been approved by the Majority Lenders.

“Debt Service” means, in relation to any period, an amount equal to the aggregate of:

(a)	interest, fees and any other costs or expenses payable under the Finance Documents and the Finance Documents as defined in the Existing Facility Agreement; and

(b)	principal amounts payable by any member of the Financial Group under this Agreement or the Existing Facility Agreement (other than as a result of a prepayment obligation),

in that period. In this definition the references to: (i) Finance Documents as defined in the Existing Facility Agreement; and (ii) the Existing Facility Agreement, will only be relevant to any calculation based upon financial statements delivered during the period of one year commencing on Financial Close.

“Deposits Paid” means advance payments made by any Borrower to petrol stations or merchants in the ordinary course of business.

“Deposits Received” means long term advances received by any Borrower from its customers.

“Equity” means the aggregate (without double counting) of:

(a)	the share capital and other capital funds (příplatek mimo základní kapitál) of the Merged Company;

(b)	legal reserve fund and other non-distributable funds;

(c)	retained earnings; and

(d)	any amounts lent to the Merged Company under the Company Note.

“Financial Group” means the Borrowers, CCS and Illiony. In this definition the references to CCS and Illiony, will only be relevant to any calculation based upon financial statements delivered during the period of one year commencing on Financial Close.

“Interest Payable” means all interest and other financing charges (whether, in each case, paid, payable or capitalised) other than in respect of the Company Note, the Loan Note and the Existing Shareholder Loan, incurred by the Financial Group during a Measurement Period.

“Interest Receivable” means all interest and other financing charges received or receivable by the Financial Group other than net interest earned on long term advances received from customers during a Measurement Period.

“Measurement Period” means a period of 12 months ending on each 31 March, 30 June, 30 September and 31 December.

“Total Assets” means the amount of total assets of the Merged Company set out in the most recent financial statements less Deposits Received plus the FleetCor Undertaken Amount.

“Total Senior Borrowings” means, in respect of the Borrowers, at any time the aggregate of any moneys borrowed under the Finance Documents or any other Financial Indebtedness expressly permitted under this Agreement, other than the Company Note, the Loan Note and the Existing Shareholder Loan, calculated at the nominal, principal or other amount at which the liabilities would be carried in a consolidated balance sheet of the Borrowers drawn up at that time.

18.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in IFRS.

(b)	Any amount in a currency other than Czech Korunas is to be taken into account at its Czech Koruna equivalent calculated on the basis of:

(i)	the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with Czech Korunas at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Borrower, the relevant rates of exchange used by the Borrower in, or in connection with, its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause.

18.3	Leverage

From Financial Close, the Borrowers must ensure that the ratio of Total Senior Borrowings at the end of each Measurement Period to Adjusted EBITDA for that Measurement Period is not more than the ratio set out in column 2 below opposite the relevant Measurement Period:

Column 1 Measurement Period ending	Column 2 Ratio of Total Senior Borrowings to Adjusted EBITDA
31 December 2006	4.75:1
31 March 2007	4.75:1
30 June 2007	4.75:1
30 September 2007	4.75:1
31 December 2007	4.50:1
31 March 2008	4.50:1
30 June 2008	4.25:1
30 September 2008	4.25:1
31 December 2008	4.0:1
31 March 2009	4.0:1
30 June 2009	3.75:1

30 September 2009	3.75:1
31 December 2009	3.5:1
31 March 2010	3.5:1
30 June 2010	3.25:1
30 September 2010	3.25:1
31 December 2010	3.0:1
31 March 2011	3.0:1
30 June 2011	3.0:1
30 September 2011	3.0:1
31 December 2011	2.75:1
31 March 2012	2.75:1
30 June 2012	2.75:1
30 September 2012	2.75:1
31 December 2012	2.5:1
31 March 2013	2.5:1
30 June 2013	2.5:1
30 September 2013	2.5:1
31 December 2013	2.25:1
31 March 2014	2.25:1
30 June 2014	2.25:1
30 September 2014	2.25:1
31 December 2013	2.25:1

18.4	Debt service cover ratio

From Financial Close, the Borrowers must ensure that the ratio of the Adjusted Free Cash Flow for the Measurement Period to Debt Service for the Measurement Period is not, at the end of each Measurement Period:

(a)	until 31 December 2008, less than the ratio of 1.15:1; and

(b)	thereafter, less than the ratio of 1.2:1.

18.5	Equity ratio

From the Merger Date, the Merged Company must ensure that the ratio of Equity to Total Assets is at least 20 per cent.

18.6	Liquidity

From Financial Close, the Borrowers must ensure that the ratio of Cash and Substitutes plus the FleetCor Undertaken Amount plus Deposits Paid to Deposits Received is not, at the end of each Measurement Period, less than 1.0:1

19.	GENERAL COVENANTS

19.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant applies to a Subsidiary of the Borrower, the Borrower must ensure that each of its Subsidiaries performs that covenant.

19.2	Authorisations

The Borrower must promptly, and must ensure that the Shareholder and each member of the Group shall promptly:

(a)	obtain, maintain and comply with the terms; and

(b)	supply certified copies to the Facility Agent,

of any material authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Transaction Document and in connection with carrying on its business.

19.3	Compliance with laws

Each Borrower must comply, and shall ensure that each member of the Group complies, in all respects with all laws to which it is subject where failure to do so has or is reasonably likely to have a Material Adverse Effect.

19.4	Pari passu ranking

Each Borrower must ensure that each Obligor’s payment obligations under the Finance Documents at all times rank at least pari passu with all its respective other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

19.5	Negative pledge

(a)	Except as provided below, no Borrower may create or allow to exist any Security Interest on any of its assets and shall ensure that no member of the Group creates or allows to exist any Security Interest on any of its assets.

(i)	No Borrower shall; and

(ii)	Each Borrower shall ensure that no member of the Group shall:

(A)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities;

(B)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(C)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(D)	enter into any other preferential arrangement having a similar effect,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(b)	Paragraphs (a) and (b) do not apply to:

(i)	any Security Interest constituted by the Security Documents;

(ii)	any Security Interest (existing as at the date of this Agreement) over assets of CCS 2, but only if that Security Interest is irrevocably released and discharged upon the full and final repayment of the Financial Indebtedness owed under or in connection with the Existing Facility Agreement;

(iii)	any Security Interest comprising a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iv)	any lien arising by operation of law and in the ordinary course of business;

(v)	any Security Interest on an asset, or on asset of any person acquired by a member of the Group after the date of this Agreement but only for the period of six months from the acquisition date and to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition date;

(vi)	any Security Interest arising as a result of or in the course of legal proceedings, the enforcement or realisation of which is stayed by reason of the underlying claim being duly contested in good faith in the reasonable opinion of the Lenders or pending or during the hearing of an appeal made against the judgement or order creating the Security Interest;

(vii)	a Security Interest created in the ordinary course of business over cash or debt securities in favour of any bank, financial institution, stock exchange or clearing house in respect of repurchase agreements, foreign exchange, swaps or other derivatives transactions entered into in the ordinary course of business; or

(viii)	security for any Financial Indebtedness permitted under sub-paragraph (b)(iii) of Clause 19.7 (Financial Indebtedness) provided that:

(A)	that the counterparty of any such hedging arrangement is also a Lender unless no Lender is prepared to provide such hedging arrangements on prevailing market terms in which case the counterparty of such hedging arrangement may be a third party; and

(B)	intercreditor and security arrangements are agreed between the Parties to the satisfaction of the Majority Lenders.

19.6	Disposals

(a)	Except as provided below, no Borrower shall, and each Borrower shall ensure that no member of the Group shall, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(b)	Paragraph (a) does not apply to any disposal:

(i)	made in the ordinary course of business of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	on normal commercial terms of obsolete assets or assets no longer required for the purpose of the disposing entity’s business;

(iv)	made with the prior written approval of the Majority Lenders (such approval not to be unreasonably withheld or delayed);

(v)	of cash or cash equivalent investments which are not otherwise prohibited by this Agreement;

(vi)	comprising the payment of a lawful dividend permitted to be paid under this Agreement;

(vii)	where the higher of the market value and consideration receivable (when aggregated with the higher of the market value and consideration for any other disposal not allowed under the preceding sub-paragraphs and to the extent that it is not expressly prohibited by any provisions of any of the Financial Documents) does not exceed CZK 50,000,000 or its equivalent in any financial year of the Obligor;

(viii)	of shares in CCS 2 by the Company occurring by operation of law as a result of the Permitted Merger; or

(ix)	of all of the shares owned by the Borrowers in CCS Slovakia.

19.7	Financial Indebtedness

(a)	Except as provided below, no Borrower may incur or allow to have outstanding any Financial Indebtedness and shall ensure that no member of the Group incurs or allows to have outstanding any Financial Indebtedness.

(b)	Paragraph (a) does not apply to any Financial Indebtedness:

(i)	incurred by a Borrower under the Finance Documents;

(ii)	incurred by a Borrower under the Company Note, the Existing Shareholder Loan or the Loan Note;

(iii)	incurred by a Borrower under a Payment Support Loan provided that that Payment Support Loan has been subordinated pursuant to the Equity Subordination Agreement;

(iv)	in respect of treasury or derivative transactions which relate to Financial Indebtedness permitted under this Clause 19.7 or to the hedging of oil prices by CCS 2 or the Merged Company; or

(v)	in respect of any guarantee, indemnity, bond, letter of credit or other instrument (each a “permitted instrument”) issued by a bank or financial institution or Financial Indebtedness of any member of the Group not otherwise permitted under this paragraph (b) (“General Group Financial Indebtedness”) provided that the aggregate value of all permitted instruments and General Group Financial Indebtedness does not exceed in aggregate CZK 50,000,000.

19.8	Loans out

No Borrower shall, and each Borrower must ensure that no member of the Group shall, be the creditor in respect of any Financial Indebtedness other than loans between the Borrowers and loans to its directors or employees not exceeding in aggregate CZK 1,000,000, to the extent permitted by Czech law.

19.9	Third party guarantees

(a)	Except as provided in paragraph (b) below, no Borrower shall not, and must ensure that no member of the Group shall, incur or allow to be outstanding any guarantee by such member of the Group in respect of any person.

(b)	Paragraph (a) does not apply to any guarantee arising under the Transaction Documents.

19.10	Change of business

Each Borrower must ensure that, other than as a result of the Permitted Merger, no substantial change is made to the general nature of the business of any Borrower and its Subsidiaries from that carried on at the date of this Agreement.

19.11	Mergers

No Borrower shall, and each Borrower must ensure that no member of the Group shall, enter into or become subject to any consolidation or reorganisation whether by way of merger, company accession, company division, company separation, company transformation, company liquidation or any other company reorganisation or otherwise, or any analogous transaction in any jurisdiction, other than the Permitted Merger in accordance with Clause 19.20 (Permitted Merger) or a consolidation or merger that is:

(a)	on a solvent basis where the Company is the surviving entity, provided that:

(i)	the Transaction Documents executed or intended to be assumed by the Company after the merger will continue with equal force and effect; and

(ii)	any Security Interest in favour of the Facility Agent is in a valid, effective and enforceable manner, created over all assets owned or held by the Company after the consolidation or merger falling into one the categories of assets over which a Security Interest has been created under a Security Document where, in the opinion of the Facility Agent, the relevant assets of the Company after the consolidation or merger have not yet been subject to a Security Interest under the Security Documents; or

(b)	consented to by the Majority Lenders (such consent not to be unreasonably withheld).

19.12	Acquisitions

(a)	Except as provided below, no Borrower shall, and each Borrower must ensure that no member of the Group shall, establish or acquire any subsidiary or make any acquisition of or investment in shares or other securities, without the consent of the Lenders (such consent not to be unreasonably withheld).

(b)	Paragraph (a) does not apply to:

(i)	the Acquisition;

(ii)	the acquisition by any Borrower of any additional shares of CCS Slovakia provided that the relevant Borrower grants (at the same time as those additional shares are acquired) Security over all of the shares owned by it in CCS Slovakia at that time in favour of the Security Agent (such Security will be promptly released) by the Finance Parties in the event that the relevant Borrower disposes of those shares);

(iii)	acquisitions or investments made in the ordinary course of trade; or

(iv)	any other acquisition with the consent of the Majority Lenders.

19.13	Environmental matters

(a)	In this Subclause:

“Environmental Approval” means any authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from properties owned or used by any member of the Group;

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law; and

“Environmental Law” means any applicable law or regulation which relates to:

(i)	the pollution or protection of the environment;

(ii)	the harm to or the protection of human health;

(iii)	the conditions of the workplace; or

(iv)	any emission or substance capable of causing harm to any living organism or the environment.

(b)	Each Borrower shall, and must ensure that each member of the Group shall, ensure that it is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it, where failure to do so has or is reasonably likely to have a Material Adverse Effect or result in any liability for a Finance Party.

(c)	Each Borrower must, promptly upon becoming aware, notify the Facility Agent of:

(i)	any Environmental Claim current, or to its knowledge, pending or threatened; or

(ii)	any circumstances reasonably likely to result in an Environmental Claim,

which has or, if substantiated, is reasonably likely to either have a Material Adverse Effect or result in any liability for a Finance Party.

19.14	Insurance

(a)	Subject to paragraph (b) below, each Borrower must insure its business and assets, and must ensure that each member of the Group insures its business and assets, in each case with insurance companies to such an extent and against such risks as companies in central Europe engaged in a similar business normally insure.

(b)	Provided that each Borrower ensures that each member of the Group maintains insurance in accordance with the insurance report provided to the Facility Agent pursuant to Clause 4.1 (Conditions precedent documents), then no Borrower shall have to effect and maintain, or ensure that any member of the Group effects and maintains, the insurances required under paragraph (a) until six months after the date of this Agreement.

19.15	Agreements

(a)	Prior to the Merger Date, no Borrower shall enter into any agreements or incur any liabilities other than under the Transaction Documents.

(b)	No Borrower may amend, waive, assign, transfer or terminate the Acquisition Documents, where such action is material to the Lenders or the Finance Documents.

19.16	Taxes

(a)	Each Borrower must pay, and must ensure that each member of the Group pays, all Taxes due and payable (or, where payments of Tax must be made by reference to estimated amounts, such estimated Tax (calculated in good faith) as due and payable for the relevant period) by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

(i)	payment of those Taxes is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii)	failure to pay those Taxes does not have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes.

19.17	Accounts

(a)	(i)	The Company must ensure that on and following the first Utilisation Date its bank accounts are maintained with HVB Bank Czech Republic a.s.; and

(ii)	CCS 2 must use reasonable endeavours, subject to not prejudicing the commercial operations of the business, to ensure that each member of the Group (other than the Shareholder) maintains its bank accounts with HVB Bank Czech Republic a.s. or Bank Austria Creditanstalt AG or any of its Affiliates.

(b)	If the Company gives the Facility Agent notice that it or any member of the Group (other than the Shareholder) is able to hold a bank account with a Third Party Bank on materially advantageous terms to those offered to it by the BACA Group Bank with which it holds that bank account, the Facility Agent shall within 30 days have the option (but not the obligation) to procure that the relevant BACA Group Bank offers the relevant member of the Group terms and conditions relating to the affected bank account which are the same or similar to those offered by the relevant Third Party Bank.

(c)	If, following the expiry of the period of 30 days referred to above, the relevant BACA Group Bank has offered the relevant member of the Group terms and conditions relating to the affected bank account which are the same or similar to those offered by the relevant Third Party Bank, that member of the Group shall maintain the affected bank account at the relevant BACA Group Bank.

(d)	If, following the expiry of the period of 30 days referred to above, the relevant BACA Group Bank has not offered the relevant member of the Group terms and conditions relating to the affected bank account which are the same or similar to those offered by the relevant Third Party Bank, that member of the Group shall be permitted to maintain the affected bank account at the relevant Third Party Bank.

(e)	In this Clause:

(i)	“BACA Group Bank” means HVB Bank Czech Republic a.s., Bank Austria Creditanstalt AG or any of its Affiliates; and

(ii)	“Third Party Bank” means any bank or financial institution that is not a BACA Group Bank but is a Lender.

19.18	Arm’s-length terms

No Borrower may enter into, and must ensure that no member of the Group shall enter into, any material transaction with any person otherwise than on arm’s-length terms and for full market value.

19.19	No Notarial Deed

No Borrower may create and must ensure that no member of the Group shall create, a notarial deed (as referred to in Section 71(a) to 71(c) of the Czech Act No. 358/1992 Coll. and Section 274(e) of the Czech Act No. 99/1963 Coll., each as amended) in relation to any of its Financial Indebtedness, unless all the Security Documents are executed and perfected (except for the Notarial Deeds).

19.20	Permitted Merger

(a)	Subject to paragraph (b) below, each Borrower shall ensure that the Merger Date occurs by not later than 12 months after the date of this Agreement.

(b)	Each Borrower must:

(i)	notify the Facility Agent at least 60 days prior to the date it proposes to file the Permitted Merger Documents with the Commercial Court;

(ii)	provide the Facility Agent with drafts of the Permitted Merger Documents at least 35 days prior to such filing; and

(iii)	at least five days prior to such filing provide the Facility Agent (in sufficient copies for all the Lenders if so requested) with final versions of the Permitted Merger Documents.

(c)	Each Borrower must (and must ensure that any other member of the Group must promptly), at its own expense, take whatever action the Facility Agent might require in order that after the Permitted Merger:

(i)	the Transaction Documents executed or intended to be assumed by the Merged Company will continue with equal force and effect; and

(ii)	any Security Interest in favour of the Security Agent is in a valid, effective and enforceable manner, created over all assets owned or held by the Merged Company falling into one of the categories of assets over which a Security Interest has been created under a Security Document where, in the opinion of the Security Agent, the relevant assets of the Merged Company have not yet been subject to a Security Interest under the Security Documents;

(iii)	obtain legal opinions satisfactory to the Facility Agent confirming the validity, effectiveness and enforceability of such Security Interests;

(iv)	the following documents are entered into by or in respect of the Merged Company on the Merger Date:

(A)	from the shareholders of the Merged Company, a pledge over the shares of the Merged Company; and

(B)	from the Merged Company a receivables assignment agreement,

each in substantially the same form and substance as the Security Documents executed on or about the first Utilisation Date; and

(v)	an enterprise pledge is entered into by the Merged Company within 3 Business Days of the Merger Date in substantially the same form and substance as the Security Documents executed on or about the first Utilisation Date.

(d)	If the Facility Agent is satisfied that it is possible to create the same Security as that requested under sub-paragraphs (c)(iv) and (v) above, by amending the Security Documents executed on or about the first Utilisation Date, then each Borrower must (and must ensure that any other member of the Group must promptly), at its own expense, take whatever action the Facility Agent might require in order that those Security Documents are amended so as to include the Security Interests referred to in sub-paragraphs (c)(iv) and (v) above.

19.21	Distributions

No Borrower may make and each Borrower shall ensure that no member of the Group shall make, any distributions (including, without limitation, by way of dividend or payment of interest, principal or fees under the Company Note) to the Shareholder or to any Affiliate of the Shareholder, unless:

(a)	prior to the Merger Date, it is a distribution made by CCS 2 to the Company and the Company shall only use substantially all of such distribution to pay principal, interest, fees and/or expenses due under this Agreement;

(b)	following the Merger Date, the ratio of Total Senior Borrowings to Adjusted Consolidated EBITDA has not been greater than 2.5:1 in the financial statements and Compliance Certificate relating to the most recent Measurement Period, in which case, the Merged Company may make a distribution on the later of:

(i)	each date of each Repayment Instalment;

(ii)	the delivery date of any Compliance Certificate relating to the financial quarter in which a Repayment Instalment has occurred; and

(iii)	the making of any mandatory prepayments under or in accordance with this Agreement for the financial quarter in which a Repayment Instalment has occurred,

in an amount equal to the amount of Excess Cash Flow remaining following the making of mandatory prepayments under Clause 7.5 (Mandatory prepayment – Excess Cash Flow); or

(c)	it is a distribution of principal and/or interest under the Company Note or the Loan Note which is made by way of set off by the Shareholder against either (i) an amount subscribed by the Shareholder for other capital funds (in Czech: ostatni kapitalove fondy) in the Company; or (ii) an amount subscribed by the Shareholder for shares or share capital in the Company provided that such shares or share capital are, immediately upon issuance, pledged to the Security Agent either under the Company Participation Pledge Agreement or, if necessary to effect such pledge by way of an amendment to the Company Participation Pledge Agreement or the entry into a new agreement creating a pledge over those shares of the Company and, for the avoidance of doubt, the Company shall be permitted to increase its share capital when its debt under the Company Note or the Loan Note is capitalised into the Company’s equity and where the relevant contribution by the Shareholder is satisfied by set off as envisaged above;

(d)	it is a distribution, to an Affiliate, in amount equal to the lower of:

(i)	CZK 450,000,000; and

(ii)	33% of Deposits Received (as set out in the most recent quarterly financial statements and Compliance Certificate delivered to the Facility Agent),

made by the Merged Company following the Merger Date and provided that:

(A)	prior to the distribution, the provisions of Clause 19.20 (Permitted Merger) have been complied with; and

(B)	the making of the distribution will not have a Material Adverse Effect,

and in each case no Default is outstanding or would result from the payment or transfer.

19.22	Syndication

The Borrower must provide:

(a)	the Information Package; and

(b)	the acknowledgment letter from the Borrowers referred to in paragraph 32 of Schedule 2 (Condition precedent documents),

within 28 days of the date of this Agreement.

19.23	Acquisition undertakings/conditions subsequent

The Company shall:

(a)	on the Acquisition Date, duly execute the CCS Shares Pledge Agreement in the agreed form;

(b)	immediately (and in any event within five Business Days) upon release of the pledge over the shares in CCS 2 which was executed in connection with the Existing Facility Agreement, deliver the original certificates for 100% of the shares in CCS 2, together with the proper and complete pledge endorsement in favour of the Security Agent in its capacity as pledgee; and

(c)	within five Business Days of the first Utilisation Date deliver to the Facility Agent:

(i)	a duly executed pay-off letter from the Existing Creditors; and

(ii)	evidence that all of the Security Interests granted in connection with the Existing Facility ceased to exist due to the irrevocable repayment in full of all amounts owed under the Existing Facility.

19.24	Hedging

(a)	In this Clause, “Hedging Strategy” means the strategy of the Borrowers to avoid fluctuations in interest rates.

(b)	The Borrowers shall, within four months of Financial Close, submit and explain in detail in writing the proposed Hedging Strategy with the aim to limit interest charges to no more than 5.5% per annum in at least the initial three and a half years from Financial Close. The Borrowers will discuss this Hedging Strategy with the Facility Agent and implement it no later than within six months of Financial Close.

19.25	CCS Slovakia

To the extent permitted by Slovakian law and the statutes of CCS Slovakia, the Borrowers shall use its best efforts to ensure that CCS Slovakia pays a dividend in each of its financial years which is either:

(a)	in an amount that ensures that the net amount received by the Borrowers in respect of that dividend is equal to or greater than CZK 12,000,000; or

(b)	to the extent that Slovakian law prohibits a dividend in accordance with paragraph (a) above, in an amount which is equal to the maximum amount permitted by Slovakian law.

20.	DEFAULT

20.1	Events of Default

Each of the events or circumstances set out in this Clause is an Event of Default.

20.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error; and

(b)	is remedied within five Business Days of the due date.

20.3	Breach of other obligations

(a)	A Borrower does not comply with any term of Clause 18 (Financial covenants) or Clause 19.4 (Pari passu ranking), Clause 19.5 (Negative pledge), Clause 19.6 (Disposals), Clause 19.7 (Financial Indebtedness), Clause 19.8 (Loans out), Clause 19.9 (Third party guarantees), Clause 19.11 (Mergers), Clause 19.12 (Acquisitions), Clause 19.20 (Permitted Merger), Clause 19.21 (Distribution), Clause 19.22 (Syndication) (but only to the extent such non-compliance relates to a failure to provide the Financial Model or the Original Financial Statements in accordance with Clause 19.22 (Syndication)) and Clause 19.23 (Acquisition undertakings/conditions subsequent).

(b)	An Obligor does not comply with any other term of the Finance Documents (other than any term referred to in Clause 20.2 (Non-payment) or in paragraph (a) above), unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 21 days of the earlier of the Facility Agent giving notice of the breach to the Obligor and the Obligor becoming aware of the non-compliance.

20.4	Misrepresentation

A representation or warranty made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of the Obligor under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated unless the misrepresentation relates to Clause 16.4 (Legal validity), Clause 16.8 (No breach of law), Clause 16.9 (Authorisations) or Clause 16.18 (Intellectual Property Rights):

(a)	is capable of remedy; and

(b)	is remedied within 21 days of the earlier of the Facility Agent giving notice thereof to such Obligor or such Obligor becoming aware of such facts or circumstances.

20.5	Cross-default

Any of the following occurs in respect of an Obligor or a member of the Group:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default or any provision having a similar effect (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a) to (c) above is less than CZK 75,000,000 or its equivalent.

20.6	Insolvency

Any of the following occurs in respect of an Obligor or any member of the Group:

(a)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due, insolvent or bankrupt (v úpadku) or any of these events is threatening;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness; or

(e)	a moratorium is declared in respect of any of its indebtedness.

If a moratorium occurs in respect of any member of the Group, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

20.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of an Obligor or any member of the Group:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration, bankruptcy or any other applicable type of insolvency proceedings, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(iv)	any Security Interest is enforced over any of its assets for an amount in excess of CZK 25,000,000 or its equivalent;

(v)	an order for its winding-up, administration, bankruptcy or any other applicable type of insolvency proceedings, or dissolution is made;

(vi)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vii)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(viii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to any petition for a winding-up, administration, bankruptcy or other applicable type of insolvency proceedings or dissolution presented by a creditor which is being contested in good faith and with due diligence, and which is manifestly vexatious and is discharged or struck out within 90 days:

20.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of an Obligor or any member of the Group, having an aggregate value of at least CZK 50,000,000 or its equivalent, and is not discharged within 14 days.

20.9	Cessation of business

A member of the Group or any Obligor ceases, or threatens to cease, to carry on business except:

(a)	as part of the Permitted Merger; or

(b)	as a result of any disposal allowed under this Agreement.

20.10	Effectiveness of Transaction Documents

(a)	It is or becomes unlawful for an Obligor or any member of the Group to perform any of its obligations under the Transaction Documents, other than, after the Acquisition Date, the Company Note or the Loan Note.

(b)	Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

(c)	Any material term of Transaction Document, other than a Finance Document or, after the Acquisition Date, the Company Note or the Loan Note is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

(d)	Any party (other than a Finance Party) to a Finance Document repudiates a Finance Document, disclaims a liability under any Finance Document or evidences an intention to repudiate a Finance Document or disclaim a liability under any Finance Document.

(e)	Any party to Transaction Document, other than a Finance Document or, after the Acquisition Date, the Company Note or the Loan Note, (each a “Relevant Document”) repudiates a Relevant Document, disclaims a liability under any Relevant Document or evidences an intention to repudiate a Relevant Document or disclaim a liability under any Relevant Document and this has or is reasonably likely to have a Material Adverse Effect.

(f)	A Security Document does not create the Security it purports to create.

20.11	Material adverse change

Any event or series of events occurs which, in the reasonable opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect and such event or events, if capable of remedy, is not remedied within 21 days of the earlier of the Facility Agent giving written notice thereof or the Borrower becoming aware of such event or events.

20.12	Audit qualification

The auditors of any member of the Group or any Obligor qualifies their report on any audited consolidated financial statements of any member of the Group:

(a)	on the grounds that the information in relation to a material part of the financial statements supplied to them or to which they had access was inadequate or unreliable; or

(b)	on the grounds that they are unable to prepare such financial statements on a going concern basis.

20.13	Expropriation

The authority or ability of any member of the Group or any Obligor to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation or other similar action by or on behalf of any governmental, regulatory or other authority or other person.

20.14	Proceedings

(a)	There shall occur any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or enquiry (including any such by any other monopoly, anti-trust or competition authority or commission, or any equivalent body or any division of any of them or authority deriving power from any of them) concerning or arising in consequence of any of the Acquisition Documents, the Permitted Merger Documents or the Finance Documents or the implementation of any matter or transaction provided for in the Acquisition Documents, the Permitted Merger Documents or the Finance Documents, and which is reasonably likely to be determined adversely to any member of the Group, and which if so determined would have a Material Adverse Effect.

(b)	Any one or more judgments or orders is made against any member of the Group involving an aggregate liability (not paid or fully covered by insurance) which is greater than CZK 50,000,000 or its equivalent unless all those judgments and orders are vacated, discharged or stayed pending appeal within 14 days of their being made.

20.15	Acquisition of CCS 2

The Acquisition:

(a)	is not an acquisition by the Borrower of 588 shares in CCS 2; or

(b)	does not complete in accordance with the Acquisition Documents.

20.16	Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Borrower:

(a)	cancel all or any part of the Total Commitments; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(c)	immediately due and payable; and/or

(d)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this Subclause will take effect in accordance with its terms.

21.	SECURITY

21.1	Security Agent as holder of security

(a)	Unless expressly provided to the contrary in any Finance Document, the Security Agent holds:

(i)	any security created by a Security Document to which it is a party;

(ii)	the benefit of this Clause; and

(iii)	any proceeds of security,

as the property of the Finance Parties, not available to its other creditors.

(b)	(i)	The Security Agent must account to each Finance Party for that Finance Party’s Pro Rata Share of any proceeds of the security held by it under paragraph (a)(iii) above.

(ii)	If a property right referred to above is invalid in a jurisdiction, the Security Agent must pay each Finance Party prejudiced by that invalidity, an amount equal to the amount it would have been entitled to if the property right had been valid.

(c)	Paragraphs (a) to (b) above are for the benefit of the Finance Parties only.

(d)	Each Obligor must pay the Security Agent, as an independent and separate creditor, an amount equal to the amount which it owes each Finance Party, under or in connection with the Finance Documents, on its due date.

(e)	The Security Agent may enforce performance of any payment obligation in its own name as an independent and separate right.

(f)	Each Finance Party must, at the request of the Security Agent, perform any act required in connection with the enforcement of any obligation of any Obligor under any Finance Document.

(g)	Unless the Security Agent fails to enforce a payment obligation within a reasonable time after its due date, a Finance Party may not take any action to enforce that payment obligation except if requested to do so by the Security Agent.

(h)	Each Obligor irrevocably and unconditionally waives any right it may have to require a Finance Party to join in any proceedings as co-claimant with the Security Agent.

(i)	(i)	Discharge by an Obligor of a payment obligation owed to a Finance Party other than the Security Agent under any Finance Document will discharge its corresponding obligation to that Security Agent in the same amount.

(ii)	Discharge by an Obligor of a payment obligation owed to the Security Agent under any Finance Document will discharge its corresponding obligation to the relevant Finance Party in the same amount.

(j)	The aggregate amount of the claims of the Security Agent under paragraphs (e) to (i) above must never exceed the aggregate amount of all the payment obligations of the other Finance Parties.

(k)	(i)	A defect affecting the claim of the Security Agent against an Obligor will not affect any claim of a Finance Party.

(ii)	A defect affecting the claim of a Finance Party against an Obligor will not affect any claim of the Security Agent.

(iii)	If the Security Agent must return to an Obligor (or its insolvency administrator or other representative) an amount received by it from that Obligor in relation to an amount owed under a Finance Document and the Security Agent has paid a corresponding amount to a Finance Party, that Finance Party must pay the Security Agent on demand an amount equal to the amount which it received.

21.2	Responsibility

(a)	The Security Agent is not liable or responsible to any other Finance Party for:

(i)	any failure in perfecting or protecting the security created by any Security Document;

(ii)	any other action taken or not taken by it in connection with any Security Document,

unless directly caused by its gross negligence or wilful misconduct.

(b)	No Administrative Party is responsible for:

(i)	the right or title of any person in or to, or the value of, or sufficiency of any part of the security created by the Security Documents;

(ii)	the priority of any security created by the Security Documents; or

(iii)	the existence of any other Security Interest affecting any asset secured under a Security Document.

21.3	Title

The Security Agent may accept, without enquiry, the title (if any) the Borrower may have to any asset over which security is intended to be created by any Security Document.

21.4	Possession of documents

The Security Agent is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document. Without prejudice to the above, the Security Agent may allow any bank providing safe custody services or any professional adviser to the Security Agent to retain any of those documents in its possession.

21.5	Investments

Except as otherwise provided in any Security Document, all moneys received by the Security Agent under a Security Document may be:

(a)	invested in the name of, or under the control of, the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Lenders; or

(b)	placed on deposit in the name of, or under the control of, the Security Agent at any bank or institution (including any Finance Party) and on such terms as the Security Agent may agree.

21.6	Approval

Each Finance Party:

(a)	confirms its approval of each Security Document; and

(b)	authorises and directs the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the Security Documents as trustee (or agent) or as otherwise provided (and whether or not expressly in the names of the Finance Parties) on its behalf.

21.7	Conflict with Security Documents

If there is any conflict between this Agreement and any Security Document with regard to instructions to, or other matters affecting, the Security Agent, this Agreement will prevail.

21.8	Release of security

(a)	If a disposal of any asset subject to security created by a Security Document is made to a person (which is and will remain) outside the Group in the following circumstances:

(i)	the Lenders agree to the disposal;

(ii)	the disposal or release of security is allowed with Majority Lender consent under the terms of this Agreement and the Majority Lenders have so consented;

(iii)	the disposal is allowed by the terms of the Finance Documents;

(iv)	the disposal is being made at the request of the Security Agent in circumstances where any security created by the Security Documents has become enforceable; or

(v)	the disposal is being effected by enforcement of a Security Document,

the asset(s) being disposed of will be released from any security over it created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(b)	Any release under this Subclause will not become effective until the date of the relevant disposal or otherwise in accordance with the consent of the Majority Lenders.

(c)	If a disposal is not made, then any release relating to that disposal will have no effect, and the obligations of each Obligor under the Finance Documents will continue in full force and effect.

(d)	If the Security Agent is satisfied that a release is allowed under this Subclause, the Security Agent must execute (at the request and expense of the Borrower) any document which is reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Agent to execute any such document.

21.9	Certificate of non-crystallisation

The Security Agent may, at the cost and request of the Borrower, issue certificates of non-crystallisation

21.10	Co-security Agent

(a)	The Security Agent may appoint a separate security agent or a co-security agent in any jurisdiction outside the Czech Republic:

(i)	if the Facility Agent considers that without the appointment the interests of the Lenders under the Finance Documents might be materially and adversely affected;

(ii)	for the purpose of complying with any law, regulation or other condition in any jurisdiction; or

(iii)	for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction.

(b)	Any appointment under this Subclause will only be effective if the security agent or co-security agent confirms to the Security Agent and the Borrower in form and substance satisfactory to the Security Agent that it is bound by the terms of this Agreement as if it were the Security Agent.

(c)	The Security Agent may remove any security agent or co-security agent appointed by it and may appoint a new security agent or co-security agent in its place.

21.11	Perpetuity period

The perpetuity period for trusts in this Agreement is 80 years.

21.12	Information

Each Lender must supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable it to perform its functions under this Clause.

21.13	Perfection of security

Each Obligor must (at its own cost or at the cost of the Borrowers) take any action and execute any document which is required by the Security Agent (acting reasonably) so that a Security Document provides for effective and perfected security in favour of any successor Security Agent.

22.	THE ADMINISTRATIVE PARTIES

22.1	Appointment and duties of the Agent

(a)	Each other Finance Party irrevocably appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party irrevocably authorises each Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by that Agent.

(c)	Each Agent has only those duties which are expressly specified in the Finance Documents. Those duties are, unless expressly stated otherwise in a particular Finance Document, solely of a mechanical and administrative nature.

22.2	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party in connection with any Finance Document.

22.3	No fiduciary duties

Except as specifically provided in a Finance Document:

(a)	nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person; and

(b)	no Administrative Party need hold in trust any moneys paid to it or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

22.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with any member of the Group or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any member of the Group or its related entities.

22.5	Reliance

Each Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the relevant Agent); and

(d)	act under the Finance Documents through its personnel and agents.

22.6	Majority Lenders’ instructions

(a)	Each Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, each Agent may act as it considers to be in the best interests of all the Lenders.

(b)	Each Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.

(d)	Each Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document, unless the legal or arbitration proceedings relate to:

(i)	the perfection, preservation or protection of rights under the Security Documents; or

(ii)	the enforcement of any Security Document.

22.7	Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Transaction Document including the Information Package.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Transaction Document or any other document.

(c)	Without affecting the responsibility of any member of the Group for information supplied by it or on its behalf in connection with any Transaction Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Transaction Documents (including the financial condition and affairs of each Borrower and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Transaction Document or agreement entered into in anticipation of or in connection with any Transaction Document.

22.8	Exclusion of liability

(a)	No Agent is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Transaction Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officers, employees or agents of another Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Transaction Document. Any officer, employee or agent of an Administrative Party may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	No Agent is liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose.

(d)	(i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

22.9	Default

(a)	No Agent is obliged to monitor or enquire whether a Default has occurred. Neither Agent is deemed to have knowledge of the occurrence of a Default.

(b)	If an Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than an Administrative Party) under this Agreement,

it must promptly notify the other Finance Parties.

22.10	Information

(a)	Each Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to that Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, an Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, no Agent has a duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Transaction Documents (including any information relating to the financial condition or affairs of any member of the Group or its related entities or the nature or extent of recourse against any person or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from the Borrower.

(d)	In acting as an Agent, the agency division of the relevant Agent is treated as a separate entity from its other divisions and departments. Any information acquired by an Agent which, in its opinion, is acquired by it otherwise than in its capacity as the relevant Agent may be treated as confidential by the relevant Agent and will not be treated as information possessed by the relevant Agent in its capacity as such.

(e)	No Agent is obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Borrower irrevocably authorises each Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as an Agent.

22.11	Indemnities

(a)	Without limiting the liability of the Borrower under the Finance Documents, each Lender must indemnify each Agent for that Lender’s Pro Rata Share of any loss or liability incurred by that Agent in acting as the Facility Agent or Security Agent (as the case may be)(unless the relevant Agent has been reimbursed by a Borrower under a Finance Document), except to the extent that the loss or liability is caused by the relevant Agent’s gross negligence or wilful misconduct.

(b)	If a Party owes an amount to an Agent under the Finance Documents, the Agent to whom an amount is owed may, after giving notice to that Party:

(i)	deduct from any amount received by it for that Party any amount due to that Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount.

That Party will be regarded as having received the amount so deducted.

22.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

22.13	Resignation of an Agent

(a)	An Agent may resign and appoint any of its Affiliates as successor Agent by giving notice to the other Finance Parties and the Borrowers.

(b)	Alternatively, an Agent may resign by giving notice to the Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Agent.

(c)	If no successor Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the relevant Agent may appoint a successor Agent.

(d)	The person(s) appointing a successor Agent must, if practicable, consult with the Borrowers prior to the appointment.

(e)	The resignation of an Agent and the appointment of any successor Agent will both become effective only when the following conditions have been satisfied:

(i)	the successor Agent notifies all the Parties that it accepts its appointment;

(ii)	each of the Finance Parties (other than the Security Agent) confirms that it is satisfied that all the receivables of the Security Agent secured under the Security Documents governed by Czech law have been assigned to the successor Security Agent;

(iii)	the successor Security Agent has received legal advice to the effect that the rights under the Security Documents (and any related documentation) have been assigned to it; and

(iv)	each Finance Party (other than the retiring Agent) confirms to the retiring Agent that it is satisfied with the credit rating of the proposed successor Agent.

On satisfaction of the above conditions, the successor Agent will succeed to the position of the Facility Agent or Security Agent and the term “Facility Agent” or “Security Agent” will mean the successor Facility Agent or Security Agent as the case may be.

(f)	A retiring Agent must, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Facility Agent or the Security Agent as the case may be under the Finance Documents.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit any retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was an Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to an Agent, require it to resign under paragraph (b) above.

22.14	Relationship with Lenders

(a)	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	Each Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a record of all the Parties and supply any other Party with a copy of the record on request. The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

22.15	Management time of each Agent

If an Agent requires, any amount payable to that Agent by any Party under any indemnity or in respect of any costs or expenses incurred by that Agent under the Finance Documents after a Default is outstanding may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as that Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to an Agent under any other term of the Finance Documents.

22.16	Notice period

Where this Agreement specifies a minimum period of notice to be given to an Agent, the relevant Agent may, at its discretion, accept a shorter notice period.

23.	EVIDENCE AND CALCULATIONS

23.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

23.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or otherwise, depending on what the Facility Agent determines is market practice.

24.	FEES

24.1	Facility agency fee

The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Company.

24.2	Arrangement fee

The Company must pay to the Arranger for its own account an arrangement fee in the manner agreed in the Fee Letter between the Arranger and the Company.

24.3	Security agency fee

The Company must pay to the Security Agent for its own account a security agency fee in the manner agreed in the Fee Letter between the Security Agent and the Company.

25.	INDEMNITIES AND BREAK COSTS

25.1	Currency indemnity

(a)	Each Borrower must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of a Borrower’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

25.2	Other indemnities

(a)	Each Borrower must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by it to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under Clause 31 (Pro Rata Sharing);

(iii)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.

A Borrower’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

(b)	Each Borrower must indemnify each Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which an Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the relevant Agent reasonably believes to be genuine, correct and appropriately authorised.

25.3	Break Costs

(a)	Each Borrower must pay to each Lender its Break Costs if a Loan or an overdue amount is repaid or prepaid otherwise than on the last day of any Term applicable to it.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest (excluding, in respect of a mandatory prepayment only, the Margin) which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for each Borrower details of the amount of any Break Costs claimed by it under this Subclause.

26.	EXPENSES

26.1	Initial costs

Each Borrower must pay to each Administrative Party, upon presentation of an invoice or other reasonable evidence, the amount of all costs and expenses (including legal fees subject to any agreed cap thereon) reasonably incurred by it in connection with the negotiation, preparation, printing, entry into and syndication of the Finance Documents.

26.2	Subsequent costs

Each Borrower must pay to each Agent, upon presentation of an invoice or other reasonable evidence, the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of a Borrower or specifically allowed by this Agreement.

26.3	Enforcement and Default costs

Each Borrower must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with:

(a)	a Default;

(b)	the enforcement of, or the preservation of any rights under, any Finance Documents; or

(c)	any proceedings instituted by or against the Facility Agent as a consequence of it entering into a Security Document.

26.4	On-going costs of each Agent

If:

(a)	an Agent considers it necessary or expedient; or

(b)	an Agent is requested by a Borrower or the Majority Lenders to undertake duties which that Agent and the Borrowers agree to be of an exceptional nature or outside the scope of the normal duties of that Agent under the Security Documents, the Borrowers must pay to that Agent any additional remuneration which may be agreed between them.

27.	AMENDMENTS AND WAIVERS

27.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Borrowers and the Majority Lenders. The Facility Agent or the Security Agent (in the case of an amendment or waiver relating to a Security Document) may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent or the Security Agent (in the case of an amendment or waiver relating to a Security Document) must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

27.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	the nature of a Finance Party’s rights and obligations in Clause 2.2;

(iii)	the provisions relating to Pro-Rata Sharing between the Finance Parties;

(iv)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(v)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(vi)	an increase in, or an extension of, a Commitment or the Total Commitments;

(vii)	a release of any Security Document other than:

(A)	in accordance with the terms of the Finance Documents; or

(B)	for the avoidance of doubt, in relation to a disposal or granting of new security expressly allowed with Majority Lender consent under the terms of the Finance Documents;

(viii)	a term of a Finance Document which expressly requires the consent of each Lender;

(ix)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(x)	this Clause,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Borrowers.

27.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Borrowers) determines is necessary to reflect the change.

27.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

28.	CHANGES TO THE PARTIES

28.1	Assignments and transfers by the Borrowers

No Borrower may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

28.2	Assignments and transfers by Lenders

(a)	A Lender (the “Existing Lender”) may at any time assign or transfer any of its rights and obligations under this Agreement to any other bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)	Following the Syndication Date, a transfer of part of a Commitment or part of its rights and obligations under this Agreement by an Existing Lender must be:

(i)	if that Existing Lender is transferring less than the whole of its Commitment, in a minimum amount of CZK 250,000,000 and in such an amount that ensures that that Existing Lender retains a Commitment of at least CZK 250,000,000; or

(ii)	the whole of that Existing Lender’s Commitments.

(c)	The consent of the Borrowers is required for any assignment or transfer unless the New Lender is another Lender or an Affiliate of a Lender or if an Event of Default has occurred. The consent of the Borrower must not be unreasonably withheld or delayed. Notwithstanding the foregoing it is accepted and agreed that the Borrower will not consent to any assignment or transfer which will result on the date of transfer in an increase in the Mandatory Cost. The Borrower will be deemed to have given its consent five Business Days after the Borrower is given notice of the request unless it is expressly refused by the Borrower within that time.

(d)	The Facility Agent is not obliged to execute a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(e)	If the consent of the Borrower is required for any assignment or transfer (irrespective of whether it may be unreasonably withheld or not), the Facility Agent is not obliged to execute a Transfer Certificate if the Borrower withholds its consent.

(f)	An assignment of rights will only be effective if the New Lender confirms to the Facility Agent and the Borrower in form and substance satisfactory to the Facility Agent that it is bound by obligations to the other Finance Parties under this Agreement equivalent to those it would have been under if it were an Original Lender.

(g)	A transfer of obligations will be effective only if either:

(i)	the rights are assigned, the corresponding obligations released and equivalent obligations assumed in accordance with the following provisions of this Clause; or

(ii)	the obligations are novated in accordance with the following provisions of this Clause.

(h)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €2,500.

(i)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

28.3	Transfer Certificates

(a)	In this Subclause:

“Transfer Date” means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate;

(ii)	the date on which the Facility Agent executes that Transfer Certificate and

(iii)	a reference to an assignment includes any related release and assumption.

(b)	An assignment is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	For a transfer by assignment on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the Existing Lender’s rights expressed to be the subject of the assignment in the Transfer Certificate;

(ii)	the Existing Lender will be released from the obligations expressed to be the subject of the release in the Transfer Certificate; and

(iii)	the New Lender will become a Lender under this Agreement and will be bound by obligations equivalent to those from which the Existing Lender is released under sub-paragraph (ii) above.

(e)	The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate, send a copy of that Transfer Certificate to the Borrower.

28.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the financial condition of the Borrower; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)	any Transaction Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Transaction Document, or

(C)	any observance by the Borrower of its obligations under any Transaction Document or other documents,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Transaction Documents (including the financial condition and affairs of the Borrower and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Transaction Document.

(c)	Nothing in any Transaction Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under any Transaction Document or otherwise.

28.5	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to pay a Tax Payment or an Increased Cost,

then the Borrower need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

28.6	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of any Borrower in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	(A)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(B)	in connection with any legal or arbitration proceedings;

(C)	if required to do so under any law or regulation;

(D)	to a governmental, banking, taxation or other regulatory authority;

(E)	to its professional advisers;

(F)	to any rating agency;

(G)	to the extent allowed under paragraph (b) below; or

(H)	with the agreement of the Borrower; or

(ii)	to any of its Affiliates.

(b)	A Finance Party may disclose to any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a “participant”):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document, including the Information Package, the reports and reliance letters referred to in Schedule 2 (Condition precedent documents), the Original Financial Statements and the acknowledgment letter from Advent International, each delivered under this Agreement.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

30.	SET-OFF

A Finance Party may set off any matured obligation owed to it by any Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to any Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	PRO RATA SHARING

31.1	Redistribution

If any amount owing by any Borrower under this Agreement to a Finance Party (the “recovering Finance Party”) is discharged by payment, set-off or any other manner other than in accordance with this Agreement (a “recovery”), then:

(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(c)	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the “redistribution”).

31.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by a Borrower under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Borrower will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Borrower; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

31.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against a Borrower in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

32.	NO PERSONAL LIABILITY

The Finance Parties acknowledge that no officer, director or other representative of an Obligor who certifies any matter will be held personally liable for any statement made in such certification.

33.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.	NOTICES

35.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

35.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	Praha 1, Jakubská 647/2, postal code 110 00

Fax number:	+ 1 770 449 3471

Attention:	Mr Scott Ruoff (Tel: +1 770 449 1698, email: sruoff@fleetcor.com)

Copied to:	FleetCor Technologies, Inc.

Address:	655 Engineering Drive Suite 300, Norcross GA 30092, United States of America

Fax number:	+ 1 770 449 3471

Attention:	Eric Dey (Tel: +1 678 966 5562, email: edey@fleetcor.com)

(c)	The contact details of CCS 2 for this purpose are:

Address:	Praha 8, Libeň, Chlumčanského 497/5, postal code 18000

Fax number:	+ 1 770 449 3471

Attention:	Ken Greenway (Tel: +1 800 877 9021 extension 19095, email: ken.greenway@fleetcor.com)

Copied to:	FleetCor Technologies, Inc.

Address:	655 Engineering Drive Suite 300, Norcross GA 30092, United States of America

Fax number:	+ 1 770 449 3471

Attention:	Eric Dey (Tel: +1 678 966 5562, email: edey@fleetcor.com)

(d)	The contact details of the Shareholder for this purpose are:

Address:	560 A, rue de Neudorf, L-2220 Luxembourg

Attention:	Georges Deitz (Tel: + 352 451 452 578, email: gdeitz@deloitte.lu)

Fax number:	+352 451 452 401

Copied to:	FleetCor Technologies, Inc.

Address:	655 Engineering Drive Suite 300, Norcross GA 30092, United States of America

Fax number:	+ 1 770 449 3471

Attention:	Eric Dey (Tel: +1 678 966 5562, email: edey@fleetcor.com)

(e)	The contact details of the Facility Agent for this purpose are:

Address:	Bank Austria Creditanstalt AG Schottengasse 6 A-1010 Vienna Austria

Fax number:	+43 (0) 50505 44209
Phone:	+43 (0) 50505 42875

E-mail:	sophie.wille@ba-ca.com

Attention:	Ms. Sophie Wille

(f)	The contact details of the Security Agent for this purpose are:

Address:	HVB Bank Czech Republic a.s. 110 00 Prague Náměstí Republiky 3a Corporate and Public Finance Department

Fax number:	+ 420 221 119 211
Phone:	+ 420 221 119 215

E-mail:	stepan.matejka@cz.hvb-cee.com marketa.takosova@cz.hvb-cee.com

Attention:	Mr Štěpán Matějka/Ms Markéta Takosová

(g)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(h)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

35.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent and/or the Security Agent will only be effective on actual receipt by it.

(d)	Any communication made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

35.4	The Obligors

All formal communication under the Finance Documents to or from the Obligors must be sent through the Facility Agent.

36.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

37.	GOVERNING LAW

This Agreement is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with any Finance Document. Each Obligor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, the Finance Parties may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

(d)	References in this Clause to a dispute in connection with a Finance Document includes any dispute as to the existence, validity or termination of that Finance Document.

38.2	Service of process

(a)	Each Obligor irrevocably appoints Law Debenture Corporate Services Limited at its registered office (being, on the date of this Agreement, Fifth Floor, 100 Wood Street, London EC2V 7EX, England) as its agent under the Finance Documents for service of process in any proceedings before the English courts in connection with any Finance Document.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Obligors must immediately (and in any event within 10 Business Days of the event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

38.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

Name of Original Lender	Facility A Commitments		Facility B Commitments

BANK AUSTRIA CREDITANSTALT AG	CZK	990,000,000	CZK	685,000,000

Total Commitments			CZK	1,675,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

Corporate documents

1.	A copy of the constitutional documents of each Obligor and FleetCor (and a certificate of good standing in respect of FleetCor).

2.	A copy of a resolution of the board of directors/executives (if more than one executive) of each Obligor and FleetCor and a copy of the resolution of the supervisory board of CCS 2 approving the terms of, and the transactions contemplated by, each Finance Document to which it is a party.

3.	A copy of a resolution of the general meeting of the Company and CCS 2 approving the entry into this Agreement and any other Finance Document.

4.	A specimen of the signature of each person authorised on behalf of an Obligor and FleetCor to enter into or witness the entry into of any Finance Document to which it is a party or to sign or send any document or notice in connection with any Finance Document to which it is a party.

5.	A certificate of an authorised signatory of the Company certifying that:

(d)	each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement;

(e)	each of the representations and warranties in Clause 16 (Representations and warranties) is true and correct in all material respects;

(f)	no Default has occurred and is continuing.

6.	A certificate of an authorised signatory of the Shareholder certifying that each copy document specified in this Schedule and relating to it is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

7.	A certificate of an authorised signatory of CCS 2 certifying that each copy document specified in this Schedule and relating to it is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

8.	A certificate of an authorised signatory of each other Obligor and FleetCor certifying that each copy document specified in this Schedule and relating to it is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

9.	Evidence that the agent of each Obligor under the Finance Documents for service of process in England and Wales has accepted its appointment.

10.	All documents and evidence relating to the Obligors required by the Finance Parties in order for them to satisfy their know your customer requirements.

Finance Documents

11.	The following Finance Documents, duly entered into by the parties to it:

(a)	this Agreement;

(b)	the Fee Letter;

(c)	the Equity Subordination Agreement; and

(d)	the Equity Support Guarantee.

Security Documents

12.	The following Security Documents, duly entered into by the parties to it:

(a)	the Company Participation Pledge Agreement;

(b)	the Company Note Assignment;

(c)	the Loan Note Assignment Agreement;

(d)	the Shareholder Loan Assignment Agreement (together with a draft form 395 in respect of the “Slavenburg” registration of that document with Companies House);

(e)	the Enterprise Pledge Agreement (in connection with the Facility A Loan only);

(f)	the Receivables Assignment Agreement (in connection with the Facility A Loan only);

(g)	the Account Pledge Agreement;

(h)	the CCS Share Pledge Agreement;

(i)	the Notarial Deed executed by the Company; and

(j)	the Notarial Deed executed by CCS2.

13.	A copy of:

(a)	the notice to CCS2 from Mr Fourteen (and the respective acknowledgement of notice from CCS2) in respect of the Existing Shareholder Loan Agreement Assignment; and

(b)	the notice to CCS2 from the Company (and the respective acknowledge of notice from CCS2) in respect of the Shareholder Loan Assignment.

14.	A copy of the resolution issued by the Municipal Court in Prague, evidencing due, valid and effective pledge over the participation under the Company Participation Pledge Agreement.

15.	A confirmation from the Register of Pledges with the pledge of Enterprise duly registered in the Register of Pledges.

Reports

16.	The following reports, together with confirmation from the provider of that report (other than the market due diligence report) that it can be relied upon by the Finance Parties:

(a)	a tax and structure report by Deloitte.

(b)	the due diligence reports by Allen & Overy Praha, Advokátní kancelář.

Other Transaction Documents

17.	A copy of each of the following Acquisition Documents:

(a)	the Amended and Restated Share Purchase Agreement; and

(b)	the Disclosure Letter.

18.	A certificate from an authorised signatory of the Company that:

(g)	no term of the Acquisition Documents has been waived or amended without the agreement of the Facility Agent;

(h)	all the conditions precedent (with the exception of the transfer and endorsement of the Shares) to the Acquisition Documents have been satisfied.

19.	A copy of the Original Financial Statements.

20.	A copy of the Company Note.

21.	A copy of the Loan Note.

Legal opinions

22.	A legal opinion of CMS Cameron McKenna v.o.s., legal advisers in the Czech Republic to the Arranger and the Facility Agent, addressed to the Finance Parties.

23.	A legal opinion of CMS Cameron McKenna v.o.s., legal advisers in England to the Arranger and the Facility Agent, addressed to the Finance Parties.

24.	A legal opinion of Allen & Overy Praha, Advokátní kancelář, legal advisers in the Czech Republic to the Obligors, addressed to the Finance Parties in relation to the use of Deposits.

25.	A legal opinion of Philippe & Partners, legal advisers in Luxembourg, addressed to the Finance Parties.

26.	A legal opinion of King Spalding LLP, legal advisors to FleetCor as to the laws of the State of Delaware, addressed to the Finance Parties.

Other documents and evidence

27.	Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid by the first Utilisation Date.

28.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document including, but not limited to a funds flow statement.

29.	Evidence that the Company has been provided with equity or subordinated shareholder debt (to the extent not covered by this Agreement) to enable the Company to acquire 100% of the shares in CCS 2.

30.	A copy of the Competition Authority Consent in relation to the Acquisition.

31.	The Financial Model.

32.	A copy of the paper prepared by Deloitte & Touche in respect of the structure of the Acquisition and Permitted Merger.

33.	An acknowledgement letter from the Borrower relating to the items referred to in paragraphs 28, 29 and 30 above.

34.	A conditional pay-off letter from the Existing Creditors.

35.	Evidence satisfactory to the Facility Agent that the loan note issued to Mr Fourteen or Advent International (as the case may be) has been transferred to the Shareholder.

36.	A copy of the audited consolidated financial statements of FleetCor for the financial year ending on 31 December 2005 and the financial half-year ending on 30 June 2006.

37.	Evidence that:

(a)	the Facility Agent (as defined in the Existing Facility Agreement) has received an irrevocable notice of prepayment in connection with the Existing Facility Agreement; and

(b)	CCS2 has sufficient funds (when combined with the amounts available to it under Facility A) to enable it to prepay and discharge in full, the Financial Indebtedness owed to the Existing Creditors under the Existing Facility Agreement.

SCHEDULE 3

FORM OF REQUEST

To:	BANK AUSTRIA CREDITANSTALT AG as Facility Agent

From:	[ ]

Date:	[ ]

[    ] –CZK [    ] Credit Agreement dated [    ], 2006 (the Agreement)

We refer to the Agreement. This is a Request.

We wish to borrow a Loan on the following terms:

(a)	Utilisation Date: [ ]

(b)	Amount: [ ]

(c)	Facility: Facility [A]/[B]

(d)	Term: [ ].

Our payment instructions are:

(i)	CZK [ ] is to be paid into the following account [ ] in respect of [ ];

(ii)	CZK [ ] is to be deducted from the amount set out in paragraph (b) above in respect of the fees which are due and payable to the Administrative Parties; and

(iii)	CZK [ ] is to be deducted from the amount set out in paragraph (b) above in respect of the legal fees which are due and payable to CMS Cameron McKenna v.o.s.

We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

This Request is irrevocable.

By:

[    ]

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1.	General

1.1	The Mandatory Cost is to compensate a Lender for the cost of compliance with:

1.1.1	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

1.1.2	the requirements of the European Central Bank.

1.2	The Mandatory Cost is expressed as a percentage rate per annum.

1.3	The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Lender in the relevant Loan) of the rates for the Lenders calculated by the Facility Agent in accordance with this Schedule on the first day of a Term (or as soon as possible after then).

1.4	The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

1.5	Any determination by the Facility Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.

2.	For a Lender lending from a Facility Office in the U.K.

2.1	The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formula:

E x 0.01	per cent. per annum
300

where on the day of application of the formula, E is calculated by the Facility Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Facility Agent under paragraph 2.4 below and expressed in pounds per £1 million.

2.2	For the purposes of this paragraph 2:

2.2.1	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

2.2.2	fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

2.2.3	tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

2.3	Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

2.4

If requested by the Facility Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by any Affiliate of that Reference Bank located in the UK to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Affiliate of that Reference Bank as being the average of the fee tariffs applicable to that Affiliate of that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Affiliate of that Reference Bank.

2.5	Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender. In particular, each Lender must supply the following information on or prior to the date on which it becomes a Lender:

2.5.1	the jurisdiction of its Facility Office; and

2.5.2	any other information that the Facility Agent reasonably requires for that purpose.

Each Lender must promptly notify the Facility Agent of any change to the information supplied to it under this paragraph.

2.6	The rates of charge of each Reference Bank for the purpose of E above are determined by the Facility Agent based upon the information supplied to it under paragraphs 2.4 and 2.5 above. Unless a Lender notifies the Facility Agent to the contrary, the Facility Agent may assume that the Lender’s obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

2.7	The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender. The Facility Agent is entitled to assume that the information provided by any Lender or Reference Bank under this Schedule is true and correct in all respects.

3.	For a Lender lending from a Facility Office in a Participating Member State

3.1	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent. This percentage rate per annum must be certified by that Lender in its notice to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender’s share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

3.2	If a Lender fails to specify a rate under paragraph 3.1 above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.	Changes

4.1	The Facility Agent may, after consultation with the Company and the Lenders, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:

4.1.1	any change in law or regulation; or

4.1.2	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

4.2	If the Facility Agent, after consultation with the Company, determines that the Mandatory Cost for a Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	BANK AUSTRIA CREDITANSTALT AG as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[ ]

[    ]- CZK [    ] Credit Agreement dated [    ], 2006 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.	In accordance with the terms of the Agreement:

(a)	the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement specified in the Schedule.

(b)	the Existing Lender is released from all its obligations under the Agreement which correspond to the Existing Lender’s rights specified in the Schedule; and

(c)	the New Lender becomes a Lender under the Agreement and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by assignment

[insert relevant details, including applicable Facility A Commitment/Facility B Commitment (or part)]

Administrative details of the New Lender

[insert details of the Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [    ].

BANK AUSTRIA CREDITANSTALT AG

As Facility Agent, for and on behalf

of each of the parties to the

Agreement (other than the Existing Lender and

the New Lender)

By:

Note: It is the responsibility of each individual New Lender to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate including any interest in security.

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	BANK AUSTRIA CREDITANSTALT AG as Facility Agent

From:	[ ]

Date:	[ ]

[    ] - CZK [    ] Credit Agreement dated [    ], 2006 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

(a)	Adjusted EBITDA was [ ] and Total Senior Borrowings was [ ]; therefore, the ratio of Total Senior Borrowings to Adjusted EBITDA was [ ] to 1;

(b)	Adjusted Free Cash Flow was [ ] and Debt Service was [ ]; therefore, the ratio of Adjusted Free Cash Flow to Debt Service was [ ];

(c)	the ratio of Equity to Total Assets was [ ]; and

(d)	Cash and Substitutes was [ ], Deposits Paid was [ ] and Deposits Received was [ ] and the FleetCor Undertaken Amount was [ ]; therefore, the ratio of Cash and Substitutes plus the FleetCor Undertaken Amount plus Deposits Paid to Deposits Received was [ ] to 1.

3.	We set out below calculations establishing the figures in paragraph 2 above:

[    ].

4.	We certify that no Default is outstanding as at [—].[1]

[    ]

By:

[1]	If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

SCHEDULE 7

RESERVATIONS

1.	The principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors.

2.	The time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim.

3.	The legality, validity, binding nature or enforcement of the obligations of the Obligors may be limited by applicable bankruptcy, insolvency, liquidation and other laws and other generally binding regulations of general application relating to or affecting the rights of creditors.

4.	The courts of the Czech Republic would not apply any foreign regulation if the effect of such application would be contrary to the public policy (veřejný pořádek) of the Czech Republic.

5.	The courts of Luxembourg would not apply any foreign regulation if the effect of such application would be contrary to the public policy (ordre public) of the Grand-Duchy of Luxembourg.

6.	A judgment issued by a court having jurisdiction with respect to any of the Finance Documents (to which any Czech or Luxembourg Obligor is a party and the other party is domiciled in a Member State) and certified by such court to be final would be recognised and enforceable by the courts of the Czech Republic or the courts of Luxembourg as the case may be subject to the Council Regulation (EC) no. 44/2001 of 22 December 2000), which provides that a judgment given in a Member State shall be recognised and enforced in the Czech Republic or Luxembourg without any special procedure, unless:

(i)	such recognition is manifestly contrary to public policy in the Member State in which recognition is sought (i.e. the Czech Republic or Luxembourg); or

(ii)	where it was given in default of appearance, if the defendant was not served with the document which instituted the proceedings or with an equivalent document in sufficient time and in such a way as to enable him to arrange for his defence, unless the defendant failed to commence proceedings to challenge the judgment when it was possible for him to do so; or

(iii)	it is irreconcilable with a judgment given in a dispute between the same parties in the Member State in which recognition is sought (i.e. the Czech Republic or Luxembourg); or

(iv)	it is irreconcilable with an earlier judgment given in another Member State or in a third State involving the same cause of action ad between the same parties, provided that the earlier judgment fulfils the conditions necessary for its recognition in the Member State addressed (i.e. the Czech Republic or Luxembourg); or

(v)	it conflicts with Sections 3, 4 or 6 of Chapter II, or in case provided for in Article 72 of the Council Regulation (EC) no. 44/2001.

7.	A judgment issued by a court having jurisdiction with respect to any of the Finance Documents (to which any Czech Obligor is a party and the other party is not domiciled in a Member State, but in a country which is a party to a relevant treaty between the Czech Republic and that foreign country) and certified by such court to be final would be recognised and enforceable by the courts of the Czech Republic, subject to conditions of the relevant treaty.

8.	A judgment issued by a court having jurisdiction with respect to any of the Finance Documents (to which any Luxembourg Obligor is a party and the other party is not domiciled in a Member State, but in a country which is a party to a relevant treaty between the Grand-Duchy of Luxembourg and that foreign country) and certified by such court to be final would be recognised and enforceable by the courts of Luxembourg, subject to conditions of the relevant treaty.

9.	A judgment issued by a court having jurisdiction with respect to any of the Finance Documents (to which any Czech Obligor is a party and the other party is neither domiciled in a Member State nor in a country which is a party to a relevant treaty between the Czech Republic and that foreign country) and certified by such court to be final would be recognised and enforceable by the courts of the Czech Republic, subject to Section 64 of the Act on International Private and Procedural Law (No. 97/1963 Coll., as amended) which provides that a judgment of a foreign court shall be recognised and enforced in the Czech Republic unless:

(i)	the matter is one within the exclusive competence of the courts of the Czech Republic pursuant to its laws, or is one beyond the competence of any judicial proceedings, as determined by its laws of the Czech Republic;

(ii)	a final judgement in the same matter has previously been reached by a court or authority in the Czech Republic or a final judgement of a court or authority of a third state in the same matter has previously been recognised in the Czech Republic; or

(iii)	the party against whom such judgement is sought to be enforced has been deprived of an opportunity to participate in the foreign proceedings, especially if the summons or notice of the commencement of the foreign proceedings has not been personally served on the defendant; or

(iv)	recognition of the foreign judgement would be contrary to the public policy of the Czech Republic; or

(v)	reciprocal enforcement of judgements of the courts of the Czech Republic is not afforded by the foreign country concerned, although reciprocity is not required where the judgement is not against a citizen or legal entity resident in the Czech Republic.

10.	A judgment issued by a court having jurisdiction with respect to any of the Finance Documents (to which any Luxembourg Obligor is a party and the other party is neither domiciled in a Member State nor in a country which is a party to a relevant treaty between the Grand-Duchy of Luxembourg and that foreign country) and certified by such court to be final would be recognised and enforceable by the courts of Luxembourg pursuant to the general provision of Luxembourg procedural law for the enforcement of foreign judgments originating from non-regulation countries. No re-examination of the merits of any claim resulting in such foreign judgment would be necessary (on the basis of a constant case-law), save for the examination of the compliance of such judgment with Luxembourg public order (ordre public).

11.	The courts of the Czech Republic or the courts of Luxembourg would recognise and enforce an arbitral award obtained pursuant to the Finance Documents (where applicable) unless any of the reasons is given under Article V of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards made in New York on 10 June 1958 (No. 74/1959 Coll.).

12.	In court enforcement proceedings in the Czech Republic, the Obligors would be entitled to claim immunity from execution for the following assets:

(i)	any funds which are deposited by the Obligors with a Czech bank and which are designated by the Obligors for the payment of wages (or wages compensations or other amounts compensating remuneration for work) of their respective employees only on the wage payment day which follows the day when the bank receives the decision from the court of the Czech Republic ordering the transfer of funds to a creditor of the Obligors to enforce his/her claim;

(ii)	any compensatory payments to be paid by an insurance company to the Obligors under the relevant asset insurance policy provided these funds are to be used by the Obligors for the purposes of (A) the construction of a new building (if the insured building was destroyed) or (B) the re-construction of an existing building (if the insured building was damaged); and

(iii)	movables or immovables which are owned by the Obligors and which the Obligors necessarily need to carry out their business activity (except for movables or immovables subject to a pledge or a mortgage (zástavní právo) securing the relevant claim which is being thus enforced) and other movables or immovables the forced sale of which would contravene good morals.

13.	In order to commence proceedings under any of the relevant Finance Documents which is not in Czech language before the courts of the Czech Republic it is necessary to deliver a Czech translation of the relevant Finance Document (or of any other document to be submitted to the Czech court in the relevant proceedings) certified by an official court translator.

14.	In order to commence proceedings under any of the relevant Finance Documents which is not in French or German language before the courts of Luxembourg, it might be necessary to deliver an official French or German translation of the relevant Finance Document (or of any other documents to be submitted to the Luxembourg court in the relevant proceedings).

15.	Any provision in the Finance Documents providing that any calculation or certification is to be conclusive and binding will not be effective if such calculation or certification is fraudulent and will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto. The concept of prima facie evidence may not be recognised under Czech law or Luxembourg case law as the case may be.

16.	Certain remedies, such as an order for specific performance or an injunction, are available only at the discretion of the courts of the Czech Republic or Luxembourg case law as the case may be. The courts of the Czech Republic or of Luxembourg may not give effect to any indemnity for legal costs incurred by a litigant.

17.	Given the absence of any statutory, judicial or other authoritative types of guidance as to the manner in which the provisions regarding distribution of net proceeds from the sale of collaterals under the Security Documents would be enforced under Czech law, the representations contained in the Finance Documents do not relate to the enforceability of the provisions regarding distribution of net proceeds in accordance with relevant clauses of Security Documents and the Equity Subordination Agreement.

18.	It is not clear how the Czech courts would interpret the concept of deemed repetition of the representations and warranties made by the Obligors in the Clause 15.20 (b) of the Credit Agreement.

19.	The concept of non exclusive jurisdiction agreed in the Finance Documents has not been tested in the Czech courts.

20.	The concept of parallel debt as provided for in the Facility Agreement and the Equity Subordination Agreement has not yet been tested in the Czech courts.

21.	As far as we are aware the concept of contractual subordination has not been tested before the Czech bankruptcy courts. Therefore, it is unclear whether the Czech courts would give effect to contractual subordination as provided under the Equity Subordination Agreement in the case of bankruptcy (insolvency) of the Czech Obligor.

22.	In relation to a Czech law or Luxembourg law security assignment, the effectiveness of the assignment vis-à-vis the sub-debtors is subject to: (A) the notification of the underlying debtors regarding the assignment without unreasonable delay; and (B) the rights of underlying debtors of the assignor with respect to the assigned receivables. There are doubts as to whether the statutory requirement under (A) can be modified in the contract.

23.	The representations expressed in the Finance Documents that are governed by Czech law are subject to the general principles of Czech law, without limitation, including the following:

(i)	the exercise of a right which contravenes the rules of fair business dealing (in Czech: poctivý obchodní styk) is not granted legal protection;

(ii)	the exercise of rights and obligations may not contravene good morals (in Czech: dobré mravy);

(iii)	an agreement on the basis of which a party waives rights that may arise only in the future is invalid;

(iv)	a party whose interests conflict with the interests of another party may not represent the latter party and the latter party may not validly waive its right to revoke the power of attorney at any time; and

(v)	claims may become barred under the limitation relating legislation or may be or become subject to a defence of set-off in the case of bankruptcy or counterclaim.

24.	The legal regulation of a pledge of enterprise is quite new and considerably unclear, and no jurisprudence has so far been published to interpret the relevant unclear passages. The unclear parts of the legal regulation of the pledge of enterprise include the following: (i) the possibility to create a pledge over an enterprise has not been reflected in all related laws, including the Act no. 328/1991 Coll., as amended (the Bankruptcy and Composition Act), and the legal position of the secured creditor is therefore uncertain; (ii) it is not clear how a pledge over an enterprise and Security Interests over individual assets comprising the enterprise shall coexist (e.g. it is not clear if a pledgee in respect of the enterprise would be entitled to a part of the proceeds from the sale of an individual asset being a part of the enterprise); (iii) it is not clear from a practical point of view how an enterprise can be sold in execution proceedings as liabilities connected with the enterprise (unless satisfied in the course of the execution proceedings) would also pass over to the pledge.

25.	The security created under the Security Documents may be affected by, and may need to be re-executed after, any secondary transfers of rights and/or obligations by the Security Agent that are not made in the form of an assignment. The Credit Agreement does not provide for any transfer of rights and/or obligations by the Lenders or the resignation of the Facility Agent that are made in the form of a novation. When the secondary transfers of rights and/or obligations by the Security Agent is made in compliance with the Credit Agreement, the security created under the Security Documents will not be affected.

26.	Although Czech law permits a pledge or a security assignment to be created in order to secure future and/or conditional receivables, there is a risk that the relevant Security Documents may not secure receivables arising out of any new document (including an amendment to the original document) signed after the date of the relevant Security Documents, unless such new or amended document could have been anticipated by the parties and a copy thereof has been delivered to the relevant Obligor under in connection with the relevant Security Document.

27.	The concept of submission to a jurisdiction being only binding on certain parties to an agreement is untested under Czech law. It is therefore unclear whether a Czech court would hear a claim brought by a party on the basis of such submission to a foreign jurisdiction or whether it would declare itself incompetent and reject such claim

28.	It is likely that as a matter of Czech private international law a power of attorney granted by a Czech legal entity would be governed by Czech law. Such a power of attorney would always be revocable and, if granted to person whose interests are incompatible with interests of the grantor of the power of attorney, would be invalid as a matter of Czech law.

29.	A power of attorney governed by Luxemburg law is always revocable notwithstanding any provision to the contrary.

30.	The applicability of severability clause contained in the Credit Agreement to the relevant Security Documents is doubtful.

31.	The CCS Shares Pledge Agreement and the security interest under the Receivables Assignment Agreement shall become effective upon termination of security interests over the same assets of CCS 2 (and in case of the Receivables Assignment Agreement also upon reassignment of the assigned receivables under security agreement entered into in connection with the Existing Facility Agreement) concluded in connection with the Existing Facility Agreement and thereafter shall be perfected in accordance with their respective terms. The security interest under the Enterprise Pledge Agreement shall be registered as the second ranking pledge over enterprise of CCS 2 until deregistration of the security interest created under the enterprise pledge agreement dated 4.10.2006 concluded in connection with the Existing Facility Agreement.

32.	The security interest under the Account Pledge Agreement created in favour of HVB Bank Czech Republic a.s. may cease to exist as the result of Section 584 of Act no. 40/1964 Coll., the Civil Code, as amended. This provision stipulates that if by whatever means a right and its corresponding obligation merge as a result of being held by the same person, the right and the obligation shall be mutually discharged. As such the obligation of HVB Bank Czech Republic a.s. to pay to the Borrowers the funds from the Prepayment Account and the right of HVB Bank Czech Republic a.s. to receive payments under this Agreement, could be mutually discharged due to a merger of the right and the obligation in one person, HVB Bank Czech Republic a.s.

33.	Due to uncertainties under Czech law regarding enforcement in respect of notarial deeds with agreement on direct enforceability and inconsistent jurisprudence, there are doubts whether (i) the Notarial Deed with agreement on direct enforceability entered into by CCS2 and Security Agent will be enforceable on terms contained in Clause IV, subclause 2 thereof, and (ii) the Notarial Deed with agreement on direct enforceability entered into by the Company, Security Agent and Facility Agent will be enforceable on terms contained in Clause IV, subclause 5 thereof.

SCHEDULE 8

REPAYMENT SCHEDULE

Repayment Date	Amount of Repayment Instalment
(falling x number of months after Financial Close)	(as a percentage of the total Facility A Loans outstanding at the end of the Availability Period)
6	6.5%
12	6.5%
18	7.25%
24	7.25%
30	7.25%
36	7.25%
42	7.25%
48	7.25%
54	7.25%
60	7.25%
66	7.25%
72	7.25%
78	7.25%
84	7.25%

SIGNATORIES

Company

EXECUTED BY Fenika s.r.o. as a deed by Lucie	)
Peringrová pursuant to a power of attorney	)	/s/ Lucie Peringrová
dated 13 November 2006 acting under the authority	)
of that company, in the presence of Petr Pavelec	)

Witness’s signature:
Name: Petr Pavelec
Address: Na Vyhlídce 294, Vyšší Brod 382 74		/s/ Petr Pavelec
Occupation: advocate trainee

CCS2

EXECUTED BY CCS Česká společnost pro	)
platební karty a.s. as a deed by William Kendal	)	/s/ William Kendal Greenway
Greenway acting under the authority of that	)
company, in the presence of Petr Pavelec	)

Witness’s signature:
Name: Petr Pavelec
Address: Na Vyhlídce 294, Vyšší Brod 382 74		/s/ Petr Pavelec
Occupation: advocate trainee

Shareholder

EXECUTED BY FLEETCOR LUXEMBOURG	)
HOLDING 3 S.à r.l. as a deed by Petra Matějovská	)
pursuant to a power of attorney dated 30 October	)	/s/ Petra Matějovská
2006 acting under the authority of that company,	)
in the presence of Petr Pavelec	)

Witness’s signature:
Name: Petr Pavelec
Address: Na Vyhlídce 294, Vyšší Brod 382 74		/s/ Petr Pavelec
Occupation: advocate trainee

Arranger

EXECUTED BY BANK AUSTRIA	)
CREDITANSTALT AG as a deed by Thomas Wilfling	)	/s/ Thomas Wilfling
and Aleksander Majewski pursuant to a power of attorney	)
dated 20 November 2006 acting under the authority of	)	/s/ Aleksander Majewski
that company, in the presence of Petr Pavelec	)

Witness’s signature:
Name: Petr Pavelec
Address: Na Vyhlídce 294, Vyšší Brod 382 74		/s/ Petr Pavelec
Occupation: advocate trainee

Original Lenders

EXECUTED BY BANK AUSTRIA	)
CREDITANSTALT AG as a deed by Thomas	)	/s/ Thomas Wilfling
Wilfling and Aleksander Majewski pursuant to	)
a power of attorney dated 20 November 2006 acting	)	/s/ Aleksander Majewski
under the authority of that company, in the presence	)
of Petr Pavelec	)

Witness’s signature:
Name: Petr Pavelec
Address: Na Vyhlídce 294, Vyšší Brod 382 74		/s/ Petr Pavelec
Occupation: advocate trainee

Facility Agent

EXECUTED BY BANK AUSTRIA	)
CREDITANSTALT AG as a deed by Thomas	)	/s/ Thomas Wilfling
Wilfling and Aleksander Majewski pursuant to	)
a power of attorney dated 20 November 2006 acting	)
under the authority of that company, in the presence	)	/s/ Aleksander Majewski
of Petr Pavelec	)

Witness’s signature:
Name: Petr Pavelec
Address: Na Vyhlídce 294, Vyšší Brod 382 74		/s/ Petr Pavelec
Occupation: advocate trainee

Security Agent

EXECUTED BY HVB BANK CZECH	)
REPUBLIC a.s. as a deed by Markéta Takosová	)	/s/ Markéta Takosová
pursuant to a power of attorney dated 10 November	)
2006 and Štěpán Matějka pursuant to a power of	)
attorney dated 30 October 2006 acting under the authority	)	/s/ Štěpán Matějka
of that company, in the presence of Petr Pavelec	)

Witness’s signature:
Name: Petr Pavelec
Address: Na Vyhlídce 294, Vyšší Brod 382 74		/s/ Petr Pavelec
Occupation: advocate trainee